UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Freeport-McMoRan Copper & Gold Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders

June 5, 2008

April 25, 2008

Date:	Thursday, June 5, 2008

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	•	To elect sixteen directors,

	•	To ratify the appointment of our independent auditors,

	•	To vote on a proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 1,800,000,000, and

	•	To transact such other business as may properly come before the meeting.

Record Date:	Close of business on April 15, 2008

Your vote is important. Whether or not you plan to attend the meeting, please promptly submit your vote online or complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

DOUGLAS N. CURRAULT II
Secretary

Notice of Annual Meeting of Stockholders
Information about Attending the Annual Meeting
Post-Meeting Report of the Annual Meeting
Who Can Vote
Voting Rights
Quorum
How Your Proxy Will Be Voted
Proxy Solicitation
Stockholder Proposals
Corporate Governance
Director Compensation
Election of Directors
Information About Director Nominees
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Compensation Discussion and Analysis
Corporate Personnel Committee Report
Summary Compensation Table
Audit Committee Report
Independent Auditors
Certain Transactions
Proposal to Amend Article FOURTH(a) of our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock
Financial Information

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Post-Meeting Report of the Annual Meeting

A post-meeting report summarizing the proceedings of the meeting will be available on our web site at www.fcx.com within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 5, 2008.

This proxy statement and the 2007 annual report are available at
www.proxymaterial.com/fcx.

FREEPORT-McMoRan COPPER & GOLD INC.

One North Central Avenue
Phoenix, Arizona 85004

The 2007 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 25, 2008.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on June 5, 2008, and at any adjournments (the meeting).

Who Can Vote

Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 383,153,166 shares of our common stock outstanding.

Voting Rights

The inspector of election will count votes cast at the meeting. In uncontested elections our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws. Abstentions as to all such matters to come before the meeting will be counted as votes against those matters.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

A quorum at the meeting is a majority of our common stock entitled to vote present in person or represented by proxy. The inspector of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

How to Vote By Proxy.  If your shares are registered in your name (and not held through a broker, bank or other institution), there are two ways to vote your proxy: by internet or by mail. Your internet vote authorizes James R. Moffett, Richard C. Adkerson or Kathleen L. Quirk and any of them, as proxies, each with the power to appoint his or her substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

•	Vote by Internet — http://www.ivselection.com/freeport08

•	Use the internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on June 4, 2008.

•	Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Only the latest dated proxy received from you, whether by internet or mail, will be voted at the meeting. If you vote by internet, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other institution), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other institution to determine whether you will be able to vote electronically using the internet or the telephone.

How Proxies Will Be Voted.  If you properly return a proxy as specified above, your stock will be voted as you specify. If you make no specifications, your proxy will follow the board of directors’ recommendations and will be voted:

•	FOR the director nominees,

•	FOR the ratification of the appointment of the independent auditors, and

•	FOR the adoption of the proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 1,800,000,000.

We do not expect any matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy.  If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $10,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, e-mail, personal interview or other means.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004 by December 26, 2008.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by February 5, 2009, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary, or access our by-laws on our web site at www.fcx.com under Investment Center — Corporate Governance. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Principles of Business Conduct

Our corporate governance guidelines and our principles of business conduct are available at www.fcx.com under Investment Center — Corporate Governance. Both are available in print upon request. We intend to post promptly on that web site amendments to or waivers, if any, from our principles of business conduct made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

As of the date of this proxy statement, our board consists of sixteen members. We also have one director emeritus. The director emeritus does not vote. Our board held seven meetings during 2007, consisting of six regularly scheduled meetings and one special meeting. In accordance with our corporate governance guidelines, non-management directors met in executive session at the end of each regularly scheduled board meeting. The chair of executive session meetings rotates among the chairpersons of the four standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee and a public policy committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com under Investment Center — Corporate Governance and are available in print upon request. During 2007, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings, with the exception of Mr. McCoy. Directors are invited, but not required to attend, annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2007

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr. Jon C. Madonna Stephen H. Siegele	• please refer to the audit committee report and the charter of the audit committee	5

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2007

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Bobby Lee Lackey	• determines the compensation of our executive officers • administers our annual incentive, long-term incentive, and stock incentive plans • please also refer to the corporate personnel committee procedures	7

Nominating and Corporate
Governance		Meetings
Committee Members	Functions of the Committee	in 2007

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • conducts annual board and committee evaluations • makes recommendations to our board concerning the structure of our board and corporate governance matters • oversees the form and amount of director compensation	2

Public Policy		Meetings
Committee Members	Functions of the Committee	in 2007

Stephen H. Siegele, Chairman Robert J. Allison, Jr. J. Bennett Johnston Charles C. Krulak Bobby Lee Lackey Dustan E. McCoy Gabrielle K. McDonald B. M. Rankin, Jr. J. Stapleton Roy J. Taylor Wharton	• oversees our compliance programs relating to our social, employment and human rights policies • oversees our governmental and community relationships and information programs • oversees our safety and environmental programs • oversees our charitable and philanthropic contributions	4

Corporate Personnel Committee Procedures

The corporate personnel committee has the sole authority to set annual compensation amounts and annual and long-term incentive plan criteria for executive officers, evaluate the performance of the executive officers, and make awards to executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to an executive officer. The committee annually recommends to the board the slate of officers for the company and periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions. The committee also periodically evaluates the performance of our executive officers.

To the extent stock options or other equity awards are granted in a given year, the committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately five months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended. Our current equity grant policy provides that each of the chairman of the board and the chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of common stock;

•	Such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

In prior years, the committee engaged Mercer Human Resource Consulting, an independent executive compensation consultant, to advise the committee on matters related to executive compensation. During 2007, the committee engaged a new independent executive compensation consultant, Towers Perrin, to advise the committee on matters related to executive compensation. Please refer to the “Compensation Discussion and Analysis” for more information. In addition, the board has its own independent legal counsel, with whom the committee consults on an as needed basis.

Compensation Committee Interlocks and Insider Participation

The current members of our corporate personnel committee are Messrs. Allison, Graham and Lackey. In 2007, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Board and Committee Independence and Audit Committee Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Allison, Day, Ford, Graham, Krulak, Lackey, Madonna, McCoy and Siegele has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee made a recommendation to the board that nine directors be considered independent, which the board approved.

Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the statutory and NYSE independence standards applicable to audit committee members. The board has also determined that the simultaneous service of Mr. Madonna on our audit committee and the three other public company audit committees on which he now serves would not impair his ability to effectively serve on our audit committee.

In addition, the board has determined that each of the following members of the audit committee — Messrs. Day, Ford, Graham and Madonna — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Director Stock Ownership Guidelines

In January 2006, the corporate personnel committee adopted stock ownership guidelines applicable to our directors. Under the guidelines, each non-management director is encouraged to maintain ownership of company stock valued at five times his or her annual retainer. For purposes of the guidelines, the stock value is calculated annually based on the one-year and five-year trailing average monthly stock price. Shares of common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares held in individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units and shares held in certain trusts. As of February 1, 2008, all of our non-management directors had reached or exceeded their target ownership levels.

Consideration of Director Nominees

In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than February 5, 2009. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2009 annual meeting or 10 days following the public announcement of the date of the 2009 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., One North Central Avenue, Phoenix, Arizona 85004.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Copper & Gold Inc., Attn: Board of Directors or the name of the individual director or directors, One North Central Avenue, Phoenix, Arizona 85004. The company will forward the stockholder’s communication to the appropriate directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties to the company as well as the skill-level required by the company to be an effective member of the board. The form and amount of director compensation is reviewed by the nominating and corporate governance committee, which makes recommendations to the full board.

Cash Compensation

Each non-management director receives an annual fee of $40,000. Committee chairs receive an additional annual fee as follows: audit committee, $15,000; corporate personnel committee and public policy committee, $10,000; and nominating and corporate governance committee, $5,000. Each non-management director receives a fee of $1,500 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each management director also receives a fee of $1,500 for attending each board meeting. The compensation of each of Messrs. Moffett and Adkerson is reflected in the “Summary Compensation Table” below.

Equity-Based Compensation

Non-management directors also receive equity-based compensation under the 2004 Director Compensation Plan (the 2004 Plan). Pursuant to the 2004 Plan, on June 1st of each year, each non-management director receives a grant of options to acquire 10,000 shares of our common stock and 2,000 restricted stock units. The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The restricted stock units also vest ratably over the first four anniversaries of the grant date. The 2004 Plan also provides for a pro rata grant of options and restricted stock units to a director upon his initial election to the board other than at an annual meeting. In accordance with the 2004 Plan, each of Messrs. Graham, Johnston, Roy and Wharton elected to defer 100% of his 2007 grant of restricted stock units to be paid out in installments after separation from service.

The 2004 Plan provides that participants may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. The 2004 Plan further provides that participants may elect to defer all or a portion of their annual fee and meeting fees, and that such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our directors.

On June 1, 2007, each non-management director was granted an option to purchase 10,000 shares of our common stock at a grant price of $79.50, and 2,000 restricted stock units under the 2004 Plan. On March 19, 2007, the date of their initial election to the board, each of Messrs. Krulak, Madonna and McCoy was granted an option to purchase 5,000 shares of our common stock at a grant price of $62.44, and 1,000 restricted stock units under the 2004 Plan.

Retirement Plan for Non-Management Directors

We have a retirement plan for the benefit of our non-management directors who reach age 65. We believe that a retirement plan for directors who have served our company is a valuable and appropriate element of our total director compensation program. It encourages long-term service on our board, which helps us to retain experienced directors. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the current non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2007, and summarizes the projected benefit to each assuming the director had retired from our board of directors on such date:

	Percent of Retainer
	(Currently $40,000)	Eligible for
Name of	to be Paid Annually	Additional
Eligible Director	Following Retirement	$20,000 Benefit

Robert J. Allison, Jr.	60%	No
H. Devon Graham, Jr.	70%	No
J. Bennett Johnston	100%	No
Charles C. Krulak	50%	No
Bobby Lee Lackey	100%	Yes
Gabrielle K. McDonald	100%	Yes
B. M. Rankin, Jr.	100%	No (1)
J. Stapleton Roy	60%	No
J. Taylor Wharton	100%	Yes

(1)	Mr. Rankin previously retired from the company’s former parent and is currently receiving the additional $20,000 retirement benefit from a successor entity.

Matching Gifts Program

Our foundation (the Foundation) administers a matching gifts program, which is available to our directors, officers, employees, full-time consultants and certain retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. For directors, the Foundation double matches the first $1,000 of donations per year per eligible institution. Donations above $1,000 are single matched. The annual amount of our matching gifts for any director may not exceed $40,000.

2007 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-management directors during 2007. The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily reflect the income that will ultimately be realized by the director for these awards.

Director Compensation

				Change in Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash	Awards	Awards	Earnings	Compensation
Name of Director	(1)	(2)	(2)	(3)	(4)	Total

Robert J. Allison, Jr.	$75,000	$193,593	$1,474,677	$23,792	$51,785	$1,818,847
Robert A. Day	74,500	135,578	2,217,971	5,266	47,820	2,481,135
Gerald J. Ford	61,000	111,995	1,377,336	37,200	47,820	1,635,351
H. Devon Graham, Jr.	78,500	193,593	694,349	18,114	11,660	996,216
J. Bennett Johnston	16,500 (5)	193,593	1,062,796	10,354	277,208	1,560,451
Charles C. Krulak	52,000	221,440	140,551	200,030	7,820	621,841
Bobby Lee Lackey	67,000	193,593	300,723	—	15,920	577,236
Jon C. Madonna	52,000	145,121	53,838	205,330	5,747	462,036
Dustan E. McCoy	47,500	35,545	53,838	133,881	2,247	273,011
Gabrielle K. McDonald	15,000 (5)	233,429	458,904	—	290,320	997,653
B. M. Rankin, Jr.	56,500	193,593	455,959	—	694,424	1,400,476
J. Stapleton Roy	55,000	193,593	420,779	22,654	35,208 (6)	727,234
Stephen H. Siegele	64,000	50,330	72,854	—	44,098	231,282
J. Taylor Wharton	77,000	193,593	617,217	—	15,160	902,970

(1)	In accordance with our 2004 Plan, (a) each of Messrs. Allison, Ford, Johnston and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee, and Mr. Roy elected to receive an equivalent number of shares of our common stock in lieu of 50% of his annual fee; and (b) Mr. Johnston elected to defer 100% of his meeting fees and Mr. Roy elected to defer 50% of his annual fee and 100% of his meeting fees. The amounts reflected include the fees used to purchase shares of our common stock and fees deferred by the directors.

(2)	Amounts reflect the compensation cost recognized for stock awards (restricted stock units) and option awards (options and stock appreciation rights) in accordance with FAS 123(R). For additional information relating to the assumptions made by us in valuing the option awards, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. On March 19, 2007, each of Messrs. Krulak, Madonna and McCoy was granted an option to purchase 5,000 shares of our common stock with a grant date fair value of $20.03 per option and 1,000 restricted stock units with a grant date fair value of $62.44 per unit. On June 1, 2007, each non-management director was granted an option to purchase 10,000 shares of our common stock with a grant date fair value of $24.67 per option and 2,000 restricted stock units with a grant date fair value of $79.50 per unit. The following table sets forth, for each non-management director, the total number of outstanding restricted stock units (RSUs), stock options and stock appreciation rights (SARs) as of December 31, 2007:

Name of Director	RSUs	Options	SARs(†)

Robert J. Allison, Jr.	7,500	49,400	—
Robert A. Day	5,000	100,000	39,336
Gerald J. Ford	5,000	80,000	26,224
H. Devon Graham, Jr.	6,500	52,500	—
J. Bennett Johnston	8,000	25,000	—
Charles C. Krulak	3,000	15,000	—
Bobby Lee Lackey	5,000	27,500	1,639
Jon C. Madonna	3,000	15,000	—
Dustan E. McCoy	3,000	15,000	—
Gabrielle K. McDonald	5,000	32,500	4,917
B. M. Rankin, Jr.	5,000	45,000	4,917
J. Stapleton Roy	8,000	45,000	4,917
Stephen H. Siegele	3,500	20,000	—
J. Taylor Wharton	6,500	52,500	8,195

(†) Reflects SARs awarded under our former director compensation program.

(3)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the retirement plan as calculated in accordance with Item 402 of Regulation S-K. Each of Messrs. Krulak, Madonna and McCoy joined our board in 2007; therefore, their change in pension value represents the entire value of each pension benefit. A negative change in actuarial present value of the pension benefit can occur due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. The following directors had a negative change in the actuarial present value of the pension benefit as follows: Mr. Lackey $(37,794), Mr. Rankin $(19,704), Mr. Wharton $(37,794), Ms. McDonald $(44,664) and Mr. Siegele $(5,572).

For Messrs. Johnston and Roy, amounts also include above-market or preferential nonqualified deferred compensation earnings accrued during 2007 on retainer and meeting fee deferrals as follows: Mr. Johnston $954 and Mr. Roy $2,219. For more information about the deferrals see footnote (1) to the “Director Compensation” table.

(4)	Includes (a) the company’s match pursuant to the matching gifts program, (b) consulting fees received in connection with the consulting arrangements described under “Certain Transactions” below, and (c) dividend equivalents and interest credited on unvested RSUs during 2007, as follows:

	Matching	Consulting	Dividend
Name of Director	Gifts	Fees	Equivalents on RSUs

Robert J. Allison, Jr.	$40,000	—	$11,785
Robert A. Day	40,000	—	7,820
Gerald J. Ford	40,000	—	7,820
H. Devon Graham, Jr.	2,000	—	9,660
J. Bennett Johnston	—	$265,000	12,208
Charles C. Krulak	—	—	7,820
Bobby Lee Lackey	8,100	—	7,820
Jon C. Madonna	3,500	—	2,247
Dustan E. McCoy	—	—	2,247
Gabrielle K. McDonald	17,500	265,000	7,820
B. M. Rankin, Jr.	39,670	646,934	7,820
J. Stapleton Roy	23,000	—	12,208
Stephen H. Siegele	40,000	—	4,098
J. Taylor Wharton	5,500	—	9,660

(5)	For Mr. Johnston and Ms. McDonald, the $40,000 annual fee is included in the consulting fees paid to each of Mr. Johnston and Ms. McDonald, which are reflected in the “All Other Compensation” column.

(6)	As described under “Certain Transactions,” Mr. Roy is Vice Chairman of Kissinger Associates, Inc., which received $200,000 in 2007 from FM Services Company (the Services Company), one of our wholly owned subsidiaries, for the provision of consulting services. Because these fees are not paid directly to Mr. Roy, we have not included them in the table.

Election of Directors

Our board of directors has fixed the number of directors at sixteen. The terms of all of our directors expire at the 2008 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Allison, Day, Ford, Graham, Johnston, Krulak, Lackey, Madonna, McCoy, Moffett, Rankin, Roy, Siegele and Wharton and Ms. McDonald to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Under our by-laws, the vote standard for the election of directors is a majority of the votes cast in uncontested elections. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality vote.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies in the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Information About Director Nominees

The table below provides certain information as of April 15, 2008, with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Public	Elected a
Name of Director	Age	Directorships and Positions with the Company	Director

Richard C. Adkerson	61	Chief Executive Officer of the Company since December 2003. President of the Company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the Company from October 2000 to December 2003. Director and Executive Vice President of PT Freeport Indonesia, Chairman of the Board of Directors of Atlantic Copper, and Co-Chairman of the Board of McMoRan Exploration Co. (McMoRan). President and Chief Executive Officer of McMoRan from 1998 to 2004.	2006

Robert J. Allison, Jr.	69	Director and Chairman Emeritus of Anadarko Petroleum Corporation. Chairman of the Board of Anadarko Petroleum Corporation from 1986 to 2005. President and Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002 and March 2003 to December 2003.	2001

Robert A. Day	64	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman of the Board of TCW Group, a registered investment management company. Chairman of Oakmont Corporation, a registered investment advisor. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Société Générale and McMoRan.	1995

Gerald J. Ford	63	Chairman of the Board of First Acceptance Corporation (formerly Liberté Investors Inc.). Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of McMoRan.	2000

H. Devon Graham, Jr.	73	President of R.E. Smith Interests, an asset management company. Director of McMoRan.	2000

J. Bennett Johnston	75	Chairman of Johnston & Associates, LLC, a business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator from 1972 until 1997.	1997

Charles C. Krulak	66	Former Commandant, United States Marine Corps, the Marine Corps’ highest-ranking officer. Retired from United States Marine Corps in 1999 after serving 35 years. Executive Vice Chairman and Chief Administration Officer of MBNA Corp., a financial services company, from March 2004 until June 2005. Chief Executive Officer of MBNA Europe from January 2001 until March 2004, and Senior Vice Chairman of MBNA America from 1999 to 2001. Director of ConocoPhillips and Union Pacific Corporation.	2007

			Year First
		Principal Occupations, Other Public	Elected a
Name of Director	Age	Directorships and Positions with the Company	Director

Bobby Lee Lackey	70	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995

Jon C. Madonna	64	Retired Chairman and Chief Executive Officer of KPMG, an international accounting and consulting firm. Retired from KPMG in 1996 having held numerous senior leadership positions throughout his 28-year career. Chairman of DigitalThink, Inc. from April 2002 to May 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998. Director of AT&T Inc., Tidewater Inc. and Jazz Technologies, Inc.	2007

Dustan E. McCoy	58	Chairman and Chief Executive Officer of Brunswick Corporation, a recreation products company, since December 2005. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Director of Louisiana-Pacific Corporation.	2007

Gabrielle K. McDonald	66	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Company since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until 1999. Advisory Director of McMoRan.	1995

James R. Moffett	69	Chairman of the Board of the Company, and President Commissioner of PT Freeport Indonesia. Chief Executive Officer of the Company until 2003. Co-Chairman of the Board of McMoRan.	1992

B. M. Rankin, Jr.	78	Private investor. Vice Chairman of the Board of the Company since 2001. Vice President Commissioner of PT Freeport Indonesia since 2001. Vice Chairman of the Board of McMoRan since 2001.	1995

J. Stapleton Roy	72	Vice Chairman and previously Managing Director of Kissinger Associates, Inc., international consultants and consultants to the Company, having joined Kissinger Associates, Inc. in 2001. Assistant Secretary of State for Intelligence and Research from November 1999 until December 2000. United States Ambassador to Indonesia from 1996 until 1999. Director of ConocoPhillips.	2001

Stephen H. Siegele	48	Private investor since 2000. Founder and Chief Executive of Advanced Delivery and Chemical Systems, Inc. from 1988 to 1997. Senior Executive and Vice Chairman of the Board of Advanced Technology Materials, Inc. from 1997 to 2000.	2006

J. Taylor Wharton	70	Retired Special Assistant to the President for Patient Affairs and Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Advisory Director of McMoRan.	1995

Stock Ownership of Directors and Executive Officers

The company believes that it is important for its directors and executive officers to align their interests with the long-term interests of stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

Except as otherwise indicated below, the table below shows the amount of our common stock each of our directors and named executive officers owned as of April 15, 2008. Unless otherwise indicated, (a) the persons shown below do not beneficially own any of our preferred stock, and (b) all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number	Total
	Number	of Shares	Number of
	of Shares	Subject to	Shares
	Not Subject	Exercisable	Beneficially	Percent of
Name of Beneficial Owner	to Options	Options(1)	Owned(2)	Class(3)

Richard C. Adkerson(4)	444,238	375,000	819,238	*
Robert J. Allison, Jr.(5)	39,469	34,400	73,869	*
Michael J. Arnold	37,954	172,714	210,668	*
Robert A. Day(6)	1,138,954	85,000	1,223,954	*
Gerald J. Ford	15,996	65,000	80,996	*
H. Devon Graham, Jr.	3,500	12,500	16,000	*
J. Bennett Johnston	61,738	10,000	71,738	*
Charles C. Krulak	250	3,750	4,000	*
Bobby Lee Lackey	3,421	10,000	13,421	*
Jon C. Madonna	1,590	3,750	5,340	*
Dustan E. McCoy	250	3,750	4,000	*
Gabrielle K. McDonald	4,513	17,500	22,013	*
James R. Moffett(7)	1,308,610	375,000	1,683,610	*
Kathleen L. Quirk	40,455	299,500	339,955	*
B. M. Rankin, Jr.(8)	502,500	30,000	532,500	*
J. Stapleton Roy	7,994	30,000	37,994	*
Stephen H. Siegele(9)	72,272	5,000	77,272	*
Timothy R. Snider(10)	30,773	95,517	126,290	*
J. Taylor Wharton(11)	44,734	37,500	82,234	*
Directors, named executive officers and executive officers as a group (19 persons)	3,759,211	1,665,881	5,425,092	1.4%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired within sixty days of the record date upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Total number of shares beneficially owned does not include RSUs for the following:

Name of
Beneficial Owner	Number of RSUs

Richard C. Adkerson	1,088,233	(†)
Robert J. Allison, Jr.	7,500
Michael J. Arnold	43,636
Robert A. Day	5,000
Gerald J. Ford	5,000
H. Devon Graham, Jr.	6,500
J. Bennett Johnston	8,000
Charles C. Krulak	2,750
Bobby Lee Lackey	5,000
Jon C. Madonna	2,750
Dustan E. McCoy	2,750
Gabrielle K. McDonald	5,000
James R. Moffett	173,505
Kathleen L. Quirk	123,919
B. M. Rankin, Jr.	5,000
J. Stapleton Roy	8,000
Stephen H. Siegele	3,500
Timothy R. Snider	10,000
J. Taylor Wharton	6,500

(†)
Mr. Adkerson has transferred to his former spouse the right to receive the underlying shares due upon vesting of 47,173 of these RSUs, net of shares used to pay any taxes due. Mr. Adkerson disclaims beneficial ownership of such RSUs.

(3)	Based on 383,153,166 shares of our common stock outstanding as of April 15, 2008.

(4)	Includes 8,248 shares of our common stock held in his individual retirement account (IRA). Mr. Adkerson entered into two forward sale contracts with a securities broker pursuant to which he agreed to sell 125,000 shares of common stock on August 4, 2010, and 59,633 shares of common stock on May 6, 2011, with the sale price to be determined and paid on the respective maturity date (these amounts exclude 184,632 shares subject to the forward sale contracts that Mr. Adkerson transferred to his former spouse). Under each contract, Mr. Adkerson may elect to settle the contract in cash and retain ownership of the shares. Mr. Adkerson has pledged 184,633 shares to secure his obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to the 184,633 shares.

(5)	Includes 19,622 shares of our common stock held by Mr. Allison through a Grantor Retained Annuity Trust (GRAT) and 19,622 shares of our common stock held by Mr. Allison’s spouse through a GRAT.

(6)	Mr. Day has pledged the shares of our common stock owned by him to secure his obligations under a line of credit.

(7)	Includes (a) 1,275,852 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership. The limited liability company through which Mr. Moffett owns his shares entered into five forward sale contracts with a securities broker pursuant to which the limited liability company agreed to sell 300,000 shares of common stock on October 26, 2009, 150,000 shares of common stock on August 11, 2010, 300,000 shares on February 15, 2011, 300,000 shares of common stock on September 5, 2012, and 85,799 shares of common stock on March 15, 2013, with the sale price to be determined and paid on the respective maturity date. Under all five contracts, the limited liability company may elect to settle the contract in cash and retain ownership of the shares. The limited liability company has pledged a total of 1,135,799 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments of $0.25 per share with respect to 750,000 of the shares, and quarterly dividend payments of $0.3125 per share with respect to 385,799 of the shares.

(8)	Of the shares shown, 500,000 are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner. The limited partnership through which Mr. Rankin owns his shares entered into two contracts with a securities broker pursuant to which the limited partnership agreed to sell shares of our common stock, which contracts are described as follows: (a) a range forward sale contract pursuant to which the limited partnership agreed to sell 250,000 shares on April 25, 2011, with the sale price to be determined and paid on the maturity date, and under which the limited partnership may elect to settle the contract in cash and retain ownership of the shares, and (b) a prepaid forward sale contract relating to 200,000 shares pursuant to which the limited partnership received a payment of $6,157,595 upon execution of the agreement, and the exact number of shares to be delivered on the settlement date, August 11, 2010, will be determined by the closing price on such date. The limited partnership has pledged a total of 450,000 shares to secure its obligations under these contracts but continues to hold beneficial ownership, voting power and the right to receive quarterly dividend payments and certain special dividends with respect to the 450,000 shares.

(9)	Includes 40,815 shares issuable upon conversion of 30,000 shares of our 6 3/4% Mandatory Convertible Preferred Stock.

(10)	Includes (a) 3,716 shares of our common stock held in Mr. Snider’s 401(k) plan account and (b) 6,264 shares of our common stock held in Mr. Snider’s supplemental savings plan account.

(11)	Includes (a) 26,937 shares of our common stock held by Mr. Wharton’s spouse, (b) 160 shares of our common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our common stock held in his IRA, and (d) 5,089 shares of our common stock held by Mr. Wharton as custodian for his daughter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2007, and written representations from certain reporting persons that no Forms 5 were required, we believe that all required reports were timely filed.

Stock Ownership of Certain Beneficial Owners

This table shows the owners of more than 5% of our outstanding common stock as of December 31, 2007 based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2007, and all shares beneficially owned are held with sole voting and investment power.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned	Shares(1)

Atticus Capital LP	29,807,673 (2)	7.8%
767 Fifth Avenue, 12th Floor New York, NY 10153

FMR LLC	19,759,046 (3)	5.1%
Edward C. Johnson, III 82 Devonshire Street Boston, MA 02109

Goldman, Sachs & Co.	28,834,126 (4)	7.5%
85 Broad Street New York, NY 10004

(1)	Based on 382,246,364 shares of our common stock outstanding as of December 31, 2007.

(2)	Based on the amended Schedule 13G filed with the SEC on February 14, 2008.

(3)	Based on the Schedule 13G jointly filed with the SEC on February 14, 2008 by FMR LLC (“FMR”) and Edward C. Johnson, III, Chairman of FMR (“Johnson”). According to the Schedule 13G, (a) Fidelity Management & Research Company, a wholly owned subsidiary of FMR (“Fidelity”), is the beneficial owner of 19,394,438 shares, including 3,280,303 shares of our common stock resulting from the assumed conversion of 2,411,100 shares of our 6.75% mandatory convertible preferred stock and 445,018 shares of our common stock resulting from the assumed conversion of 20,950 shares of our 5 1/2% convertible perpetual preferred stock, and Johnson and FMR each have sole investment power with respect to all of the shares beneficially owned by Fidelity and voting power with respect to none of the shares beneficially owned by Fidelity, (b) Strategic Advisors, Inc., a wholly owned subsidiary of FMR (“Strategic”), is the beneficial owner of 2,542 shares, and Johnson and FMR each have sole voting and investment power with respect to all of the shares beneficially owned by Strategic, (c) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR (“PGA”), is the beneficial owner of 14,400 shares, and Johnson and FMR each have sole voting and investment power with respect to all of the shares beneficially owned by PGA, and (d) Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR (“PGATC”), is the beneficial owner of 347,666 shares, and Johnson and FMR each have sole voting power with respect to 341,166 of the shares beneficially owned by PGATC and sole investment power with respect to all of the shares beneficially owned by PGATC.

(4)	Based on the Schedule 13G filed with the SEC on February 7, 2008, Goldman, Sachs & Co. has shared voting power with respect to 28,740,760 of the shares beneficially owned and has shared investment power with respect to all of the shares beneficially owned.

Executive Officer Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives, as well as the analysis that we performed in setting executive compensation. It discusses the corporate personnel committee’s (the committee’s) determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the “Summary Compensation Table” below (the named executive officers).

The committee determines the compensation of our executive officers and administers our annual incentive, long-term incentive and stock incentive plans. Our company’s executive compensation philosophy is to:

•	“pay for performance” by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides our executives with high reward opportunities for high corporate performance,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of total compensation that will attract and retain talented executives.

One of the committee’s primary objectives is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee had historically targeted our total executive compensation levels in the top quartile of comparable companies, including companies in other industries whose operational, corporate financing, and other activities are considered comparable to ours, and has emphasized incentive compensation payable in cash. This “target,” however, was not a rigid requirement. In recent years, the committee has not targeted our total executive compensation or any element of compensation to specific percentiles.

Key Corporate Accomplishments in 2007

Fiscal year 2007 was an extraordinary year for us and our stockholders, and consistent with our “pay for performance” philosophy, the compensation paid to our executive officers reflected these achievements, particularly with respect to awards under our annual incentive plan discussed further below. In particular, we accomplished the following:

•	We became the world’s largest publicly traded copper company after our acquisition of Phelps Dodge Corporation (Phelps Dodge).

•	We successfully integrated Phelps Dodge into our company.

•	We obtained $17.5 billion in financing for the acquisition of Phelps Dodge and successfully completed $5.8 billion in equity financings.

•	We achieved debt reduction targets well ahead of schedule, going from $17.6 billion in total debt following the Phelps Dodge acquisition in March 2007 to $7.2 billion at year end.

•	We achieved record financial and operational performance in 2007, including $6.2 billion in operating cash flows and $2.7 billion in income from continuing operations applicable to common stock.

•	We increased the annual dividend paid on our common stock by 40% (going from $1.25 to $1.75 per share) and authorized a new 20-million-share open market purchase program.

The committee also recognized the 83% price appreciation of our common stock during 2007.

Role of Compensation Consultants and Management

In 2004, the committee determined that it would be in our best interest for the committee and the company’s management to engage separate compensation advisors. As a result, beginning in 2004, the company retained a separate compensation advisor to assist the company’s management with compensation matters other than executive compensation, and the committee continued to engage Mercer Human Resource Consulting, its consultant at the time. In December 2006, the individual consultant who had been providing services to the committee left Mercer. The committee decided to undertake the search for a new consultant, which process did not begin until after the company completed its acquisition of Phelps Dodge in March 2007. After interviewing several compensation consulting firms, the committee retained Towers Perrin as its executive compensation consultant in August 2007, and Towers Perrin agreed that it would not provide any services to the company’s management.

Since its initial engagement in August 2007, Towers Perrin has performed two significant projects at the request of the committee. First, Towers Perrin provided information and advice to the committee in connection with the preparation and execution of new employment agreements with Mr. Adkerson and Ms. Quirk. These agreements were executed in January 2008, and are described below. Second, Towers Perrin provided information and advice in connection with the committee’s determination of the award pool under our annual incentive plan for 2007 to account for the impact of the Phelps Dodge acquisition (this process is discussed in more detail below).

The committee also consults with the executive chairman and our chief executive officer regarding compensation decisions affecting our other executive officers and other employees.

Evaluation of Compensation Program

2007 Compensation Review.  For 2007, the committee quantified and reviewed all components of the compensation of our executive officers, including base salary, annual incentive compensation, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, and the incremental cost to the company of all perquisites and other benefits. The committee also quantified and reviewed the projected payouts to our executive chairman and our chief executive officer under the company’s supplemental executive retirement plan, and under their employment and change of control arrangements, as well as the projected payouts to our other executive officers resulting from a change of control. The committee reviewed all of this information to ensure that it had a complete understanding of each element of the compensation arrangements in effect for the executive officers, including an understanding of the “total picture” of current executive compensation and commitments of future executive compensation. The committee did not use this information in connection with granting specific awards or setting individual compensation levels for 2007. The committee believes that the total compensation packages of our executive officers, including our executive chairman and our chief executive officer, are appropriate in light of the company’s extraordinary performance during 2007 and the value each executive officer brings to our company.

As noted above, the committee does not factor into its decisions regarding executive compensation the gains received by our executive officers in connection with the vesting of restricted stock units or the exercise of stock options. The committee believes that to do so would be “double counting” compensation (i.e., when issued and when vested or exercised). For example, Mr. Adkerson has elected to participate in our elective restricted stock unit program (described below) since its inception in 1999. As a result, each year he receives restricted stock units in lieu of his annual cash incentive payment, and he has three separate vesting events in which one-third of his then outstanding restricted stock units vest. Because the restricted stock units are granted in lieu of cash compensation previously earned and the executive undertakes a certain degree of risk when agreeing to participate in the program, we believe it would be inappropriate to allow the value of the award at vesting to impact future compensation decisions. With respect to the stock option grants, the committee’s position has been similar. The value of the stock options upon exercise is directly related to the appreciation in value of our common stock, which in turn is directly impacted by the efforts of our executive officers in managing our company. Further, the committee believes that one of the purposes behind granting stock options to executives is to provide an incentive for them to increase stockholder value over time. Accordingly, the committee has not taken realized option gains into account when making decisions regarding future compensation, nor did it revise its compensation or grant practices during years when our executives did not exercise any stock options (1997 — 2001).

2006 Compensation Review.  At the committee’s request, Mercer (our former consultant) conducted an extensive review of our executive compensation practices during 2006, comparing our company’s compensation programs and competitive performance with those of a peer group consisting of the following 12 publicly traded natural resource companies similar in size to our company in 2006: Anadarko Petroleum Corp., Apache Corp., Barrick Gold Corp., Devon Energy Corp., EOG Resources Inc., Kerr-McGee Corp., Murphy Oil Corp., Newmont Mining Corp., Noble Energy Inc., Peabody Energy Corp., Phelps Dodge Corp. and XTO Energy Inc.

Although the committee did not dictate to Mercer how this review should be conducted, Mercer discussed its review processes with the chairman of the committee and reported to the full committee the steps it had taken in conducting the review, which included the following:

•	discussed with the chairman of the committee the objectives of the project with respect to reviewing the compensation paid to our executive officers

•	interviewed members of the committee to better understand their perspectives on executive compensation issues at the company

•	interviewed Mr. Moffett and Mr. Adkerson to better understand compensation strategy and business issues relating to the company

•	interviewed the committee’s outside counsel for his perspective on governance and process issues

•	evaluated the peer group used in its 2004 review, identified the companies to include in the peer group for the 2006 review, and analyzed the public filings of those companies

•	developed and presented a report to the committee

Mercer’s 2006 review also included a review of the company’s performance relative to the peer group based on a variety of financial measures: total shareholder return, revenue and earnings growth, operating cash flow, EBITDA, net income, return on investment and return on gross assets. Over the previous three- and five-year periods reviewed, Mercer reported that the company performed near or at the top of the peer group relative to cash flow and exceeded the median performance on all metrics reviewed. Moreover, Mercer reported that the company’s long-term (five-year) shareholder return significantly outperformed all of its peers. Mercer reported that the total compensation of our executive officers was either near or above the 75th percentile, except for our executive chairman, whose total compensation was at the top of the range.

Compensation Philosophy

Although objective criteria are reviewed, the committee does not apply “hard metrics” to every decision regarding executive compensation. We have a small group of executive officers, and the committee’s decisions regarding salary levels and grant amounts (in the form of stock options, performance units and percentage allocations under the annual incentive plan) reflect the committee’s views as to the broad scope of responsibilities of our executive officers and the committee’s subjective assessment of their significant impact on the company’s overall success.

Executive Chairman and Chief Executive Officer.  The compensation levels of our chairman and our chief executive officer reflect our view that the leadership of these two officers is primarily responsible for the company’s success and reflect the premium we are willing to pay for their qualifications and capabilities in implementing our company’s business strategy. In addition, the levels of compensation paid to Messrs. Moffett and Adkerson as compared to our other executive officers has some basis in seniority and the fact that we have not typically had a large senior management group.

Each of Messrs. Moffett and Adkerson brings extraordinary skills and value to our company, and we believe their respective compensation arrangements recognize those skills and their contributions to our continued growth and development. During 2007, their combined leadership positioned us to take advantage of the opportunity to acquire Phelps Dodge, resulting in the largest acquisition in the history of the mining and metals industry at the time. They continue to lead our company together, each bringing to their “partnership” a unique set of skills that complement the other’s.

Through his leadership and skill as a geologist, Mr. Moffett, who has been at the helm of our company since its formation, has guided our growth through significant discoveries of metal reserves and the development of our mines, milling facilities and infrastructure. As executive chairman, Mr. Moffett continues to further our business strategy by applying his exceptional talents and experience as a geologist. He directs our exploration programs and has led the exploration efforts with respect to the Phelps Dodge properties. Mr. Moffett also has been, and continues to be, instrumental in fostering our relationship with the government of Indonesia, the location of our Grasberg mine.

Mr. Adkerson, as president and chief executive officer, is responsible for the executive management of our company. Mr. Adkerson has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders, and in building an operational, financial and administrative organization that efficiently supports our business. With the advice and counsel of Mr. Moffett and the full board, Mr. Adkerson initiated and negotiated the Phelps Dodge acquisition and coordinated the $17.5 billion in debt financing and $5.76 in equity financing.

The annual compensation paid to Messrs. Moffett and Adkerson is weighted towards current compensation. The committee believes this is appropriate because our emphasis on annual cash compensation supports our business strategy of maximizing annual operating performance, which leads to the creation of shareholder value. In addition, each of Messrs. Moffett and Adkerson currently holds a significant ownership stake in the company, which provides an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of Messrs. Moffett and Adkerson, please see “Stock Ownership of Directors and Executive Officers.”

Our Executive Compensation Program

Employment Agreements — Messrs. Moffett and Adkerson and Ms. Quirk.  Our current compensation arrangements with Messrs. Moffett and Adkerson and Ms. Quirk are set forth in their employment agreements. In April 2001, we entered into employment agreements and change of control agreements with Messrs. Moffett and Adkerson, which were amended in December 2003. The committee, advised by its consultant and independent legal counsel, established the terms of these agreements and the amendments thereto, which were then approved by our board. In January 2008, we entered into a new employment agreement with Mr. Adkerson, which replaced his prior employment and change of control agreements, and entered into an employment agreement with Ms. Quirk, which replaced her change of control agreement. The committee, advised by Towers Perrin, established the terms of these new agreements.

Mr. Moffett.  The employment agreement with Mr. Moffett provides for a base salary of $2,500,000 per year and eligibility to participate in our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The amended term of the agreement will continue through December 31, 2008, with automatic one-year extensions unless a change of control occurs or the committee notifies Mr. Moffett of its intent not to extend the agreement by April 1st of the prior year. Thus, as of April 1, 2008, this agreement automatically extended through December 31, 2009. In the event of a change of control during the employment term, Mr. Moffett’s employment will continue for an additional three years following the change of control pursuant to his change of control agreement. Mr. Moffett’s agreement also contains non-competition, nondisclosure and other provisions intended to protect our interests in the event that he ceases to be employed.

Mr. Adkerson and Ms. Quirk.  As stated above, effective January 29, 2008, we entered into a new employment agreement with Mr. Adkerson, which replaced his prior employment and change of control agreements, and entered into an employment agreement with Ms. Quirk, which replaced her change of control agreement. These agreements reflect the current base salary for each executive officer, $2,500,000 for Mr. Adkerson and $650,000 for Ms. Quirk, and provide that each executive officer is eligible to participate in our annual incentive plan. Mr. Adkerson and Ms. Quirk continue to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The original term of each agreement expires January 1, 2012, but will automatically extend for additional one-year terms unless prior written notice is given by the committee that it does not wish to extend the agreement. In the event of a change of control, the agreements will expire on the later of January 1, 2012 or three years following the change of control. These agreements also contain non-competition, nondisclosure and other provisions intended to protect our interests in the event that the executive officer ceases to be employed.

Mr. Adkerson and Ms. Quirk also received a grant of restricted stock units on the effective date of the new employment agreements. Mr. Adkerson received 200,000 restricted stock units and Ms. Quirk received 75,000 restricted stock units. One-fifth of the units vested immediately upon grant, and the remainder will vest in equal annual increments beginning January 1, 2009, to correspond with the term of the employment agreement. The restricted stock units will also vest upon a change of control, or upon the executive’s termination of employment as a result of death or disability only.

Employment Arrangement — Mr. Snider.  Mr. Snider, a former executive officer of Phelps Dodge, became an executive officer of our company following our acquisition of Phelps Dodge in March 2007. In April 2007, we entered into a letter agreement with Mr. Snider, confirming the terms of his employment as our president and chief operating officer. Pursuant to the letter agreement, and in consideration of Mr. Snider agreeing to remain employed by us for a transition period following the acquisition, we agreed to pay Mr. Snider an annual base salary of $750,000, paid him a lump sum special payment of approximately $3 million and deposited approximately $2.4 million into the nonqualified savings plan for his benefit. Effective December 31, 2007, Mr. Snider resigned his position as president and chief operating officer, and retired from the company on April 1, 2008. The benefits available to Mr. Snider upon his retirement are described further under “Retirement Benefit Programs.”

Components of Executive Compensation.  Executive officer compensation for 2007 included base salaries, annual incentive awards (paid in cash and restricted stock units), stock options, long-term incentive awards, and personal benefits and perquisites. The following chart summarizes our reasons for paying each element of compensation:

Component of Compensation	Summary and Purpose of the Component

Base Salaries	Base salaries provide fixed compensation to our executives. Each executive officer’s base salary is based on his or her level of responsibility. As described above, the base salary of Mr. Moffett is contractually set through December 31, 2009, and the base salaries of Mr. Adkerson and Ms. Quirk are contractually set through January 1, 2012, pursuant to their employment agreements.

Annual Incentive Awards	Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating performance. The aggregate plan funding amount for the annual cash awards is based on our net cash provided by operating activities, which we believe is a significant measure of our company’s success. The annual incentive plan, pursuant to which our executive officers, other than Mr. Snider, received their annual cash incentive awards for 2007 and which our stockholders have approved, is described below.

Long-Term Incentive Awards	Long-term incentives are also a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value. We provide long-term incentive awards in the form of stock options (granted every three years) and performance units (granted annually), the combination of which provides a focus on:
  • Stock price performance
  • Sustained profit performance, and
  • Executive ownership of our stock
The number of stock options and performance units granted to each executive officer is based on the executive officer’s responsibilities. These programs, which our stockholders have approved, are further described below.

Personal Benefits and Perquisites	Our purpose in providing personal benefits and perquisites to our executive officers is to aid in the retention of executive talent. These benefits are further described below.

Base Salaries

In March 2007, we completed the acquisition of Phelps Dodge. As a result of this acquisition, we are now the world’s largest publicly traded copper company with a current market capitalization of over $40 billion (compared to a market capitalization of approximately $12 billion prior to the acquisition). In May 2007, the committee increased the base salaries of three of our five executive officers (Mr. Adkerson, Mr. Arnold and Ms. Quirk), considering the following factors:

•	The increased responsibilities in managing a significantly larger organization;

•	Each officer’s long-term commitment to the new company, now located in Phoenix, Arizona; and

•	The officers’ involvement in the successful negotiation and consummation of the Phelps Dodge acquisition and their successful integration of the two companies.

The base salary increases are described below:

	Base Salary	Base Salary
	Prior to	as of
Named Executive Officer	May 1, 2007	May 1, 2007

Mr. Moffett	$2,500,000	No change
Mr. Adkerson	1,250,000	$2,500,000
Ms. Quirk	400,000	650,000
Mr. Arnold	400,000	550,000
Mr. Snider	750,000	*

*	After joining our company in connection with the Phelps Dodge acquisition, Mr. Snider’s annual base salary was increased to $750,000 from the $589,700 annual base salary he was receiving as an executive officer of Phelps Dodge.

In addition to the considerations noted above, the increase in Mr. Adkerson’s base salary to equal Mr. Moffett’s also reflects the committee’s view that Messrs. Moffett and Adkerson serve as partners in the leadership of our company. The committee did not set the new salaries based on any benchmarked data, but set the base salaries at levels it deemed appropriate after consideration of the factors outlined above.

Annual Incentive Awards

Our annual incentive plan, or AIP, is designed to provide performance-based awards to our executive officers whose performance can have a significant impact on our profitability and future growth. Our named executive officers, other than Mr. Snider, participated in the AIP for 2007. Generally, under the AIP, if our five-year return on investment is 6% or greater, our executive officers share in a plan funding amount equal to 2.5% of our operating cash flow, subject to adjustment based on our safety performance. In recent years, the committee has awarded the full plan funding amount. For 2007, the level of operating cash flow was significantly increased as a result of our acquisition of Phelps Dodge, resulting in a plan funding amount under the AIP that was more than three times the 2006 amount. The terms of the AIP permit the committee to exercise discretion to determine the award pool, provided that the aggregate awards do not exceed the plan funding amount. The committee exercised its discretion in establishing the award pool for 2007, considering the operational and strategic accomplishments of the company including those set forth on page 17, which process is described below.

General Structure of the Annual Incentive Plan.  The primary features of the AIP, which was approved by our stockholders in 2005, and the committee’s initial determinations regarding the structure of the plan for 2007 are set forth below:

•	Participant Interests — At the beginning of 2007, each participant was assigned a percentage share of the plan funding amount for 2007 based on that person’s position and level of responsibility. The participant’s percentage interest is not based on an assessment of the officer’s individual performance. We have historically had a small group of executive officers with significant responsibilities, and the committee believes that for individuals at the executive officer level, the focus on overall company performance is an appropriate measure of each individual’s performance. In January 2007, we assigned 50% of the aggregate plan funding amount to Mr. Moffett and 31% to Mr. Adkerson, reflecting the significant impact we believe these executives have on our company’s success.

•	Performance Metric — Under the terms of the plan, no awards will be made for any year if our five-year average return on investment is less than 6%. During the five-year period ending in 2007, the average return on investment was 22%. Average return on investment is generally, consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries’ income and stockholders’ equity.

•	Plan Funding Amount — Awards under the annual incentive plan are paid from the “plan funding amount,” which is calculated as follows:

•	Initial amount — Initially the plan funding amount is equal to 2.5% of the “net cash provided by operating activities,” or operating cash flow, for the year with respect to which the awards are made. Under the plan, net cash provided by operating activities of the company and its consolidated subsidiaries is the amount reviewed by our independent registered public accounting firm, released to the public and approved by our board. As stated below, the plan funding amount may be increased to 2.75% or decreased to 2.0% of operating cash flow as a result of the company’s satisfaction of specified safety performance measures.

•	Safety adjustments — For each fiscal year, 20% of the plan funding amount (or 0.5% of operating cash flow) is reserved as a safety incentive funding pool. The committee establishes objective safety performance measures applicable for a given year that will assess the company’s safety performance from both a quantitative and qualitative perspective. Based on this assessment, the committee may award between 0% and 150% of the safety incentive funding pool under the AIP. In January 2007, the committee determined that the quantitative safety performance measures applicable in assessing the company’s safety performance for 2007 would be based on a comparison to the three-year historical average reportable rate (the average rate) as set forth below, and the committee would also consider qualitative measures, including the success of the safety program, improvements of safety performance and other significant safety factors. These measures were established based on our company’s operations prior to the Phelps Dodge acquisition in March.

Percent of Safety Pool that
could be Paid (Subject to
2007 Reportable Rate as Compared to the Average Rate:	Qualitative Assessment):

Exceeds 168% of average rate	0%
10% improvement in average rate	100%
18% improvement in average rate	150%

Evaluation of the Annual Incentive Plan in 2007.  As we have noted, 2007 was an extraordinary year for our company and our stockholders. Following the Phelps Dodge acquisition, which resulted in additional operating cash flow for our company, the committee re-evaluated the design of the AIP considering that we are now a substantially larger organization. The committee continues to believe that the current design of the AIP is appropriate for the following reasons:

•	its design supports the entrepreneurial spirit of the organization;

•	focusing on operating cash flow, the underlying metric of the plan, reflects our goal to maximize cash flows and long-term values for our stockholders; and

•	our view that the variability of cash flows associated with commodity prices, growth in volumes, cost management and other changes in business conditions aligns management and stockholder interests.

The committee also notes that our stockholders approved the AIP in 2005. The committee recognizes, however, that this design may generate large funding pools and corresponding large payouts to our executives considering the company’s increased production capabilities, especially during years when commodity prices are high as was the case in 2007. The AIP was designed to meet the requirements of Section 162(m) of the Internal Revenue Code by setting an objective performance target and a maximum funding amount. Under the AIP, once the performance target has been achieved, the committee retains the discretion to reduce or eliminate the award pool and the awards to specific officers. Accordingly, this plan design preserves the company’s tax treatment of these awards as “performance-based” under Section 162(m), but gives the committee flexibility in operating the plan. The committee intends to exercise its discretion to lower the award pool if it determines that awarding the entire plan funding amount would not be appropriate in a given year, as it did in 2007.

Establishment of Award Pool for 2007 Awards.  In late 2007, the committee began its review of the potential payments under the AIP for 2007. At the time, estimates of the company’s operating cash flow exceeded $6 billion, resulting in an estimated plan funding amount in excess of $150 million. Believing that payment of the full plan funding amount was not appropriate, the committee engaged Towers Perrin to assist in its adjustment of the AIP award pool for 2007 to account for the impact of the Phelps Dodge acquisition.

Alternatives.  After numerous discussions with members of the committee and management, Towers Perrin presented a report outlining various approaches the committee could use to set the award pool under the AIP for 2007. The committee focused on the following two methodologies:

•	A mechanism incorporating minimum rate of return thresholds

•	A mechanism based on a reduced funding rate (i.e. less than 2.5%)

Towers Perrin also noted that as a result of the structure of the plan, the company delivers a significant portion of total compensation through the AIP in the form of cash. Towers Perrin recommended that to the extent the program continues to be a significant element of total compensation for the company’s senior executives, the committee should consider settling a portion of the award in the form of company stock, without the corresponding premium associated with the elective restricted stock unit program (which is discussed below). These stock awards would serve to further strengthen our executives’ longer-term alignment with investor interests.

The Committee’s Considerations.  During January 2008, the committee met to discuss the alternative scenarios prepared by Towers Perrin and its other recommendations. As part of its deliberations, the committee considered the alternative mechanisms and the potential award pools under different scenarios. The committee also considered the company’s financial performance during 2007, as well as during 2006 and the prior three-year period.

Towers Perrin, with input from the committee chairman and management, also compiled a group of comparable companies (the Comparator Group), with which it compared our performance based on the following financial measures (which measures were not adjusted to account for the Phelps Dodge acquisition): revenue growth, earnings per share growth, operating cash flow growth, net income growth, return on investments and return on equity. The Comparator Group includes the following publicly traded U.S. companies that compete in the broader natural resource sector:

• Alcoa Inc. • Chesapeake Energy Corp. • Murphy Oil Corp. • Southern Copper Corp.	• Anadarko Petroleum Corp. • Devon Energy Corp. • Newmont Mining Corp.	• Apache Corp. • Hess Corp. • Occidental Petroleum Corp.

The committee also compared the company’s stock price relative to the Comparator Group and the S&P 500 Stock Index. As shown below, our total stockholder returns far exceeded that of the Comparator Group and the S&P 500 in 2007:

Finally, Towers Perrin also presented the committee with data ranking the company’s executive compensation program. In particular, Towers Perrin presented a report comparing the company’s 2006 total named executive officer compensation amount with that of the companies in the Comparator Group, noting that we ranked among the highest. Towers Perrin also presented the 20 SEC reporting companies that ranked highest for total named executive officer compensation in 2006, which list included our company. Towers Perrin further noted that each of the alternative mechanisms being considered would yield pay at the top of the market.

The 2007 Awards.  After considering various alternatives, the committee determined that incorporating a minimum rate of return threshold was the most appropriate mechanism to use to establish the 2007 AIP award pool. The committee established the 2007 award pool based on 2% of our operating cash flow, adjusted upward for interest expense, but only to the extent that the adjusted operating cash flow exceeded 10% of our total investment of capital. Total investment of capital is a measure used in the AIP to calculate our return on investment, and is based on the weighted average of our stockholders’ equity, minority interests and long-term debt.

For 2007, this formula produced an award pool of $84 million for our four named executive officers. After evaluating the applicable safety performance measures in connection with the proposed 2007 awards, the committee determined that no adjustment was warranted. The committee further determined that a significant portion of the amount determined for each executive officer would be paid in the form of restricted stock units granted under our stock incentive plan, with the number of units determined by reference to the closing price of our common stock ($85.30 per share) on the date the committee approved the award amounts, which was January 28, 2008. Similar to the restricted stock units received at the election of our executives (described below), these units vest ratably over a three-year period and are subject to the same performance measure (the average return on investment for the five calendar years preceding the year of vesting must be at least 6%). Unlike the elective restricted stock units discussed below, however, these units were not granted at a premium.

The table below details the following:

•	Potential awards — the maximum award that each executive officer could have received based on the plan funding amount set forth in the AIP prior to adjustment and each executive officer’s original participation interest, and

•	Actual awards — the actual amount awarded to each executive officer based on the committee’s adjusted award pool and the adjustments to the individual participant interests to mirror the 2008 allocations, showing the allocation between the cash award paid under the AIP and the equity grants under our stock incentive plan (but disregarding any election by the executive to take restricted stock units in lieu of their cash amounts).

	Potential Awards		Actual Awards for 2007
				Actual
		Maximum		Aggregate
		Amount		Amount
		Payable		Awarded
		Based on		Based on
	Allocated AIP	Original AIP	Allocations	Adjusted				Number of
	Participation	Funding	for Adjusted	Award Pool	Dollar Value		Dollar Value	RSUs
Name	Interest	Amount(1)	Award Pool	and Allocations	Paid in Cash(2)		Paid in RSUs(4)	Granted(5)
		(In millions)		(In millions)	(In millions)		(In millions)

Mr. Moffett	50%	$77.8	45%	$37.8	$23.0		$14.8	173,505
Mr. Adkerson	31%	48.2	45%	37.8	23.0	(3)	14.8	173,505
Ms. Quirk	4.5%	7.0	5%	4.2	2.5	(3)	1.7	19,929
Mr. Arnold	4.5%	7.0	5%	4.2	2.5	(3)	1.7	19,929

Totals		$140.0		$84.0	$51.0		$33.0

(1)	The maximum amount payable under the AIP formula was $155.6 million (2.5% of operating cash flow of $6.225 billion). A portion of the plan funding amount was not allocated and a portion was allocated to an officer who is not a named executive officer.

(2)	Represents annual cash incentive awards paid pursuant to the AIP.

(3)	Pursuant to previous elections under our elective restricted stock unit program (described below), each of Messrs. Adkerson and Arnold and Ms. Quirk elected to participate in the program with respect to their 2007 annual cash incentive award as follows:

		Percentage of
	RSUs	AIP Cash	Grant Date
	Received on	Payment taken	Market
Name	01/28/08	in RSUs	Value of RSUs

Mr. Adkerson	404,454	100%	$34,499,926
Ms. Quirk	21,981	50%	1,874,979
Mr. Arnold	10,990	25%	937,447

(4)	Represents restricted stock units granted pursuant to our stock incentive plans.

(5)	In accordance with FAS 123(R), 61% (for Messrs. Moffett, Adkerson and Arnold) and 36% (for Ms. Quirk) of the grant date market value of these restricted stock units was recorded as compensation cost for 2007, and these amounts are reflected in the “Stock Awards” column of the Summary Compensation Table. The balance of the market value of these restricted stock units will be recorded as compensation costs in 2008 and 2009.

Mr. Snider’s Annual Cash Incentive Award.  As noted above, Mr. Snider became an executive officer of our company following our acquisition of Phelps Dodge in March 2007. As the committee had previously made the allocations under the AIP, Mr. Snider did not become a participant in that plan. His annual incentive compensation for 2007 was paid out of our performance incentive awards program, which provides discretionary performance-based annual awards, payable in a combination of cash and equity, to officers and employees who do not participate in the AIP. For 2007, Mr. Snider was awarded $750,000 in cash and 10,000 RSUs. In determining the amount of Mr. Snider’s annual award, the committee considered Mr. Snider’s role in the successful integration of our company and Phelps Dodge following the acquisition, and the cash payments and equity awards previously made to Mr. Snider during 2007, including the lump sum special payment of approximately $3 million he received in April 2007 (which amounts are reflected in the “Summary Compensation Table”).

Elective Restricted Stock Unit Program.  In 1999, as part of our efforts to further align the interests of the executives with those of the stockholders, the committee approved a program that gave executive officers and certain other officers the ability to elect to receive a grant of restricted stock units with respect to shares of our common stock in lieu of all or part of their cash incentive bonus for a given year. The restricted stock units vest ratably over a three-year period, and are paid in an equivalent number of shares of common stock upon vesting. For the restricted stock units granted to our executive officers, the units will not vest and are forfeited unless the average return on investment for the five calendar years preceding the year of vesting is at least 6%. Neither the annual incentive plan nor the restricted stock unit agreements permit the vesting of these RSUs if the performance measure is not met.

To encourage participation, since the inception of the program these elective restricted stock units have been granted at a 50% premium to the market value on the grant date. We believe that the 50% premium is appropriate because the restricted stock units delivered in lieu of the annual cash incentive award are subject to the risk of forfeiture during the three-year vesting period, and an executive’s election to participate in this program transforms current cash compensation into an equity-based vehicle that carries with it risks inherent in any equity instrument.

The program is not intended to increase the overall compensation of the executives. Our former compensation consultant previously reviewed the program and concluded that its design was appropriate and in line with the company’s compensation philosophy. We will continue to evaluate the usefulness of this program. The restricted stock units received in January 2008 by our executive officers in lieu of all or a portion of their annual cash incentive awards for 2007, as applicable, are reflected in footnote 2 to the table above. In accordance with FAS 123(R), the full grant date market value of these elective restricted stock units was recorded as a compensation cost for 2007, and are thus reflected in the “Stock Awards” column of the Summary Compensation Table.

Long-Term Incentives Awards

The long-term incentive awards we grant to our executive officers consist of stock options, which the executives generally receive every three years, and performance units, each of which are described below.

Stock Options.  Stock options are intended to reinforce the importance of creating stockholder value. These awards, together with the opportunity to receive restricted stock units in lieu of all or part of their annual cash incentive bonus, and beginning in 2008, the outright grant of restricted stock units, have provided the opportunity for our executive officers to accumulate significant equity ownership in our company. See “Stock Ownership Guidelines” below.

The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company’s most senior executive officers to achieve sustained growth in stockholder value over the long term. As a result, since 1996 the committee has granted Messrs. Moffett and Adkerson stock option awards every three years. In keeping with the committee’s philosophy, the committee granted stock options to each of them in 2005. In addition, in 2005, the committee expanded its three-year option grant policy to include all executive officers. Although the next executive officer stock option grants were scheduled to occur in 2008, the committee granted options to the company’s executive officers in May 2007, electing to accelerate the grants by approximately nine months in view of the Phelps Dodge acquisition. These grants are reflected in the “Grants of Plan-Based Awards” table.

The number of options awarded to each of our executive officers in May 2007 was determined based on historic grant levels with adjustments to reflect the increased duties and responsibilities following the acquisition of Phelps Dodge. The fact that Messrs. Moffett and Adkerson received identical stock option grants reflects the significant increase in Mr. Adkerson’s responsibilities following the acquisition and our committee’s view that Messrs. Moffett and Adkerson serve as partners in the leadership of our company. The committee does not seek to grant awards with a specific dollar value, although the committee is advised of the Black-Scholes-Merton value of the options awarded.

Timing of Equity Grants.  In January 2007, the committee formally approved a written policy stating that it will approve all regular equity awards at its first or second meeting of the fiscal year in which an award is to be made. At this meeting, the committee finalizes its compensation decisions for the year, including setting the annual salary for the executive officers, determining long-term incentive awards for the year, and confirming payouts under the company’s annual incentive programs. Each August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, this meeting is scheduled approximately five months in advance, and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. Under the committee’s policy, to the extent the committee approves any awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade company securities.

Determination of Option Exercise Price.  Under our incentive plans, the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. In the past we have used the average of the high and low sale price on the grant date to determine fair market value, however, in January 2007, the committee prospectively revised its policies to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

Long-Term Performance Incentive Plan.  The committee also compensates officers for long-term performance with annual grants of performance units granted under our long-term performance incentive plan (the LTPIP). Performance units are designed to link a portion of executive compensation to cumulative earnings per share over a four-year performance period because we believe that sustained profit performance will help support increases in stockholder value.

The LTPIP was approved by our stockholders in 1999, and provides that no more than 4,000,000 performance units may be outstanding at a given time. Each year, we grant our executive officers a certain number of performance units based on historical grant levels for his or her level of responsibility. There has been little variation in the number of units granted in recent years to our executives. The performance units are valued over a four-year performance period based on the cumulative earnings (or loss) per share, and that value is paid in cash after the end of the four-year period. The payout value is determined by multiplying the cumulative “earnings per share” or “net loss per share” (as those terms are defined in the plan) for the period by the number of performance units granted for that period. The table below provides an example of the payment that would have been received under the LTPIP in January 2008, assuming a grant of 10,000 performance units in 2004:

	Credit for
	2004	2005	2006	2007	2008
2004 Units	$ 1.34	$6.22	$8.52	$11.08	Payment

10,000	$13,400	$62,200	$85,200	$110,800	$271,600

As described above, the actual payout determinations under the LTPIP are formulaic and only require the committee to certify the annual earnings (or loss) per share. The committee may, however, in the exercise of its discretion under the LTPIP, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for a given year. Since the plan’s adoption in 1999, the committee has not exercised such discretion.

Personal Benefits and Perquisites

We provide certain personal benefits and perquisites to our executive officers, which have historically been provided and are reflected in the “Summary Compensation Table” below. Our reasons for offering these benefits are summarized below:

•	Personal use of company aircraft and vehicles, and the provision of security services and personnel — these benefits are designed to provide added levels of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters.

•	Financial and tax advice and personal use of company facilities and personnel — these benefits are in place to provide executives with increased efficiencies in handling personal matters, which we believe also promotes the executives’ focus on company business.

•	Club memberships — we maintain memberships in various industry, social and civic clubs and organizations that we believe promote our business and the goodwill of our company by providing important educational and networking opportunities for our executives. We permit our executives to use these memberships for personal reasons, and we treat such use as a perquisite.

•	Charitable matching contributions — this program is part of our overall contribution program, and is designed to encourage all employees, including our executives, to contribute to hospitals, community, educational and cultural institutions, and social service and environmental organizations, by providing that we will match such contributions up to certain limits.

•	Expatriate benefits — we also provide additional benefits to employees, including our executives, who are asked to work in foreign locations. These benefits are designed to compensate for the additional personal expenses and hardships incurred by the executive in providing this service.

The amounts reflected in the “Summary Compensation Table” represent our incremental cost of providing the benefit, and not the value of the benefit to the recipient. With respect to personal use of fractionally owned company aircraft, the aggregate incremental cost includes fuel costs, excise taxes, the lost tax deductions for expenses that exceed the amounts reported as income for our executive officers and additional charges. With respect to personal use of vehicles and the provision of security services, the aggregate cost of providing a car and driver is determined on an annual basis and includes annual driver compensation and annual car lease and insurance costs. Although the cars and drivers are available for both business and personal use, the amounts reflected in the “Summary Compensation Table” reflect the aggregate cost to us without deducting costs attributable to business use.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2007 and benefits under the company’s 401(k) plan, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, a supplemental executive retirement plan, a defined benefit program (although this program has been discontinued), as well as certain severance and change of control benefits. In addition, Mr. Snider participates in a nonqualified defined contribution plan, a pension plan and a supplemental pension plan sponsored by our subsidiary, Phelps Dodge, which plans are described in more detail below under the heading “Retirement Benefit Programs.”

Nonqualified Defined Contribution Plan — This plan was put in place in 1996 and provides those employees considered “highly compensated” under applicable IRS rules, including our executive officers (except Mr. Snider), the ability to elect to defer up to 20% of their basic compensation in excess of the qualified plan limits. Pursuant to the terms of the plan, the company will make a contribution on behalf of a participant equal to 5% of the participant’s basic compensation in excess of the qualified plan limits, and an additional contribution as described below. We do not take into account income associated with option exercises or the vesting of restricted stock units when determining the company’s contributions. The 5% company contribution to the nonqualified plan noted above is based on the company’s contributions to its 401(k) plan (the qualified plan), which provides that participants will receive a company contribution equal to 100% of the participant’s contributions to the plan not to exceed 5% of the participant’s basic compensation. The purpose of the 5% company contribution in our nonqualified plan is to continue the 5% contribution found in the 401(k) plan on a participant’s basic compensation in excess of the qualified plan limits. The nonqualified defined contribution plan is unfunded.

We had a defined benefit program in place until June 30, 2000. To compensate for the discontinuance of benefit accruals under the defined benefit plan, we decided that we prospectively would make an additional company contribution to our 401(k) plan participants equal to 4% of each participant’s pensionable compensation up to the applicable IRS limits, and also an additional company contribution of 4% of compensation in excess of such limits to participants in our nonqualified plan. Further, because participants in a pension plan accrue most of their benefits in the last 10 years of service, we decided that employees who met certain age and service requirements as of June 30, 2000, would receive an additional 6% company contribution, for a total of 10%, to both the qualified and nonqualified plans. As of June 30, 2000, the only two named executive officers who met the applicable age and service requirements were Messrs. Moffett and Adkerson, thus resulting in the 10% additional contribution for each. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

Supplemental Executive Retirement Plan — We established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson in February 2004. The committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years, or a maximum of 50%. Income associated with option exercises or the vesting of restricted stock units is not a factor in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under the cash-balance program and all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries (the Services Company), or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP.

Change of Control and Severance Benefits — All of our named executive officers, except Mr. Snider, are entitled to certain benefits in the event of a change of control of the company and Messrs. Moffett and Adkerson, as well as Ms. Quirk effective January 2008, are also entitled to certain severance benefits pursuant to their employment agreements. We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control. Under their respective incentive agreements, however, our executive officers would be entitled to accelerated vesting of their outstanding equity awards automatically upon a change of control of the company.

As described in more detail below under “Potential Payments Upon Termination or Change in Control,” Messrs. Moffett and Adkerson, and Ms. Quirk would also be entitled under their employment agreements to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. The committee has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package.

Stock Ownership Guidelines

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Although we have encouraged stock accumulation through the grant of equity incentives to our executive officers, we did not mandate that our executive officers maintain a specified level of stock ownership in our company until 2006. In January 2006, the committee adopted stock ownership guidelines applicable to our executive officers.

For purposes of the guidelines, the stock value is calculated annually based on the one-year and five-year trailing average monthly stock price. Shares of common stock currently owned by the executive officers are counted for purposes of the stock ownership guidelines, as are shares held in employee benefit plans, individual retirement accounts, shares issuable upon the vesting of outstanding restricted stock units and shares held in certain trusts. Under the guidelines, each of Messrs. Moffett and Adkerson are required to maintain ownership of company stock valued at five times his base salary, and our other executive officers are required to maintain ownership of company stock valued at three times their base salaries. As of December 31, 2007, each of our executive officers had reached their target ownership level, except Mr. Snider (who retired from the company in April 2008). Moreover, each of Messrs. Moffett and Adkerson own more than 10 times their target ownership levels.

Tax Considerations

Section 162(m).  Section 162(m) of the Internal Revenue Code (the Code) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

The committee believes that the stock options and performance-based restricted stock units, annual incentive awards under our annual incentive plan, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our executive chairman and our chief executive officer, and a portion of the compensation paid to Mr. Snider in 2007, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Sections 280G and 4999.  In connection with a termination of employment following a change of control, we provide our executive officers with a gross-up payment to reimburse the executive for the excise tax under Code Section 4999 as well as any additional income and excise taxes resulting from such reimbursement. Code Section 4999 imposes a 20% excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. In order to be subject to the excise tax, payments as a result of a change of control must exceed three times the executive’s base amount as determined under Section 280G, but once this threshold is achieved the excise tax is imposed on the payments that exceed one time the executive’s base amount. Pursuant to the new employment agreements with Mr. Adkerson and Ms. Quirk, the gross-up benefit provided to each will only be triggered if their change of control benefits exceed 110% of the Section 280G limit. The intent of the tax gross-up is to provide a benefit without a tax penalty to those executives who are displaced in the event of a change of control. We believe the provision of tax protection for excess parachute payments for these executive officers is consistent with market practice, is a valuable executive retention tool, and is consistent with the objectives of our overall executive compensation program.

Section 409A.  We operate our plans and arrangements in good faith compliance with Section 409A of the Code and the regulations issued by the Internal Revenue Service. We are in the process of revising our plans to comply with the requirements of Section 409A.

Corporate Personnel Committee Report

The corporate personnel committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the corporate personnel committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Corporate Personnel Committee as of April 10, 2008:

H. Devon Graham, Jr., Chairman
Robert J. Allison, Jr.
Bobby Lee Lackey

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our chief executive officer, our chief financial officer, and each of our three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, the named executive officers). Mr. Snider became an executive officer effective March 19, 2007, in connection with our acquisition of Phelps Dodge Corporation. The amounts reported for Mr. Snider in the table below reflect compensation from March 19, 2007 through December 31, 2007. Mr. Snider retired from the company effective April 1, 2008. In connection with Mr. Snider’s retirement, Mr. Snider resigned as President & Chief Operating Officer effective December 31, 2007.

The amounts represented in the “Stock Awards” and “Option Awards” columns reflect the expense recorded by the company pursuant to FAS 123(R), and do not necessarily equate to the income that will ultimately be realized by the executives for these awards. For a description of the employment agreements between the company and each of Messrs. Moffett and Adkerson and Ms. Quirk, see “Compensation Discussion and Analysis” above and “Potential Payments upon Termination or Change in Control” below.

2007 Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and				Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary(1)	Bonus(2)	(3)	(4)	(5)	(6)	(7)	Total

James R. Moffett	2007	$2,500,000	—	$9,044,430	$18,761,139	$29,790,000	$1,266,517	$2,734,907	$64,096,993
Chairman of the	2006	2,500,000	—	—	5,460,418	27,740,000	1,095,525	2,331,292	39,127,235
Board	2005	2,500,000	—	—	7,989,082	22,043,500	889,151	1,448,752	34,870,485

Richard C. Adkerson	2007	2,083,333	—	44,228,430	17,002,160	5,432,000	2,623,389	2,688,390	74,057,702
President & Chief	2006	1,250,000	—	21,690,000	3,598,169	3,532,000	322,896	1,717,583	32,110,648
Executive Officer	2005	1,250,000	—	18,048,000	4,796,046	2,110,000	1,153,887	833,326	28,191,259

Kathleen L. Quirk	2007	566,667	—	2,539,119	2,804,668	2,879,600	8,057	197,807	8,995,918
Executive Vice	2006	300,000	—	1,575,000	1,146,369	1,668,100	5,842	120,596	4,815,907
President, Chief	2005	300,000	—	655,125	1,126,951	1,679,500	4,316	72,946	3,838,838
Financial Officer & Treasurer

Timothy R. Snider	2007	705,242	$750,000	—	1,701,753	—	2,261,735	5,535,019	10,953,749
Former President &	2006	—	—	—	—	—	—	—	—
Chief Operating Officer	2005	—	—	—	—	—	—	—	—

Michael J. Arnold	2007	500,000	—	2,001,480	4,242,080	3,504,600	27,381	418,188	10,693,729
Executive Vice	2006	400,000	—	787,500	1,266,189	2,546,300	23,277	633,359	5,656,625
President & Chief	2005	400,000	120,000	655,125	1,307,691	1,890,500	20,197	600,310	4,993,823
Administrative Officer

(1)	During 2007, 2006 and 2005, Messrs. Moffett and Adkerson and Ms. Quirk also provided services to and received compensation from McMoRan Exploration Co. (McMoRan). We paid the compensation of Ms. Quirk through an allocation arrangement under a services agreement with FM Services Company (the Services Company), one of our subsidiaries. Please refer to “Certain Transactions” for more details. Until February 1, 2007, 25% of Ms. Quirk’s salary was allocated to McMoRan and 75% of Ms. Quirk’s salary was allocated to us. Effective February 1, 2007, 100% of Ms. Quirk’s salary was allocated to us. The amounts reflected in the “Summary Compensation Table” represent only the portion allocated to us.

(2)	Annual cash incentive payments received by each of Messrs. Moffett, Adkerson and Arnold and Ms. Quirk under our annual incentive plan are reflected in “Non-Equity Incentive Plan Compensation.” See footnote (5) to the “Summary Compensation Table” for more details.

(3)	Amounts reflect the compensation cost recognized for performance-based RSUs in accordance with FAS 123(R). RSU awards are valued on the date of grant at the closing sale price per share of our common stock. See “Compensation Discussion and Analysis” for information regarding our RSU grants.

(4)	For 2007 and 2006, amounts reflect the compensation cost recognized in 2007 and 2006, respectively, for stock options in accordance with FAS 123(R). For 2005, the amounts reflect the pro forma compensation cost that would have been recognized had FAS 123(R) been effective as of January 1, 2005. For additional information relating to the assumptions made by us in valuing the option awards, refer to Notes 1 and 13 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Amounts reflect the annual cash incentive payments received by each of Messrs. Moffett, Adkerson and Arnold and Ms. Quirk under our annual incentive plan for fiscal years 2007, 2006 and 2005, and the cash payout of units granted under our Long-Term Performance Incentive Plan that vested on December 31, 2007, 2006 and 2005, as follows:

			Long-Term
		Annual	Performance
		Incentive Plan	Incentive Plan
Name	Year	Cash Payment	Payout

Mr. Moffett	2007	$23,000,000	$6,790,000
	2006	23,325,000	4,415,000
	2005	19,406,000	2,637,500

Mr. Adkerson	2007	—	5,432,000
	2006	—	3,532,000
	2005	—	2,110,000

Ms. Quirk	2007	1,250,000	1,629,600
	2006	1,050,000	618,100
	2005	1,310,250	369,250

Mr. Arnold	2007	1,875,000	1,629,600
	2006	1,575,000	971,300
	2005	1,310,250	580,250

In December 2007, Mr. Adkerson agreed to transfer $1,608,000 of the payout to be received for 2007 under the long-term performance incentive plan to his former spouse. The above amounts do not include the RSUs that the executive officers elected to receive in lieu of cash payments, which are reflected in the “Stock Awards” column of this table and discussed in “Compensation Discussion and Analysis.”

(6)	Includes (a) the change in actuarial value of our cash balance program, (b) the change in actuarial value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson, and the change in actuarial value of the Phelps Dodge pension and supplemental retirement plans for Mr. Snider, and (c) above-market or preferential nonqualified deferred compensation earnings, as set forth in the table below. See the section titled “Retirement Benefit Programs” below for more information.

		Cash	Supplemental	Above-Market
Name	Year	Balance Plan	Retirement Plan	Earnings

Mr. Moffett	2007	—	$968,722	$297,795
	2006	—	860,661	234,864
	2005	—	702,382	186,769

Mr. Adkerson	2007	—	2,498,160	125,229
	2006	$4,712	226,761	91,423
	2005	4,365	1,082,379	67,143

Ms. Quirk	2007	3,514	—	4,543
	2006	3,137	—	2,705
	2005	2,907	—	1,409

Mr. Snider	2007	—	2,261,735	—
	2006	—	—	—
	2005	—	—	—

Mr. Arnold	2007	7,719	—	19,662
	2006	6,892	—	16,385
	2005	6,386	—	13,811

(7)	For Messrs. Moffett and Adkerson and Ms. Quirk, includes (a) our payment of taxes in connection with certain benefits we provided, (b) matching gifts under the matching gifts program, (c) personal financial and tax advice under the company’s program, (d) expenses incurred by the company in connection with the executive’s personal use of fractionally owned company aircraft, (e) personal use of company facilities and personnel, (f) club memberships, (g) personal use of company cars and security services, (h) our contributions to defined contribution plans, (i) our premium payments for universal life and personal excess liability insurance policies, (j) director fees, (k) dividend equivalents and interest credited on unvested restricted stock units during 2007 and (l) relocation expenses, as follows:

			Financial
			and		Facilities		Security				Dividend
	Taxes	Matching	Tax	Aircraft	and	Club	and	Plan	Insurance	Director	Equivalents	Relocation
Name	Paid	Gifts	Advice	Usage	Personnel	Memberships	Cars	Contributions	Premiums	Fees	on RSUs	Expenses

Mr. Moffett	$112,843	$40,000	$20,000	$325,591	$164,842	$29,242	$178,457	$1,740,300	$113,132	$10,500	—	—
Mr. Adkerson	68,130	40,000	22,486	192,686	71,578	4,418	228,592	1,172,483	19,331	10,500	828,141	30,045
Ms. Quirk	13,091	14,500	2,000	—	—	—	471	105,362	2,233	—	43,239	16,911

For Mr. Snider, includes (a) our payment of taxes in connection with certain benefits we provided, (b) matching gifts under the matching gifts program, (c) personal financial and tax advice under the company’s program, (d) our contributions to defined contribution plans, (e) our premium payments for a universal life insurance policy, (f) the cash payment received in connection with the Phelps Dodge change of control after our acquisition in March 2007, and (g) our contribution to his supplemental savings plan account (SSP) after our acquisition, as follows:

Cash
Payment
		Financial			after
Taxes	Matching	and Tax	Plan	Insurance	Change of
Paid	Gifts	Advice	Contributions	Premiums	Control	SSP

$67,706	$20,000	$13,733	$5,576	$42,188	$3,007,470	$2,378,346

For Mr. Arnold, includes (a) our payment of taxes in connection with certain benefits we provided, (b) matching gifts under the matching gifts program, (c) personal financial and tax advice under the company’s program, (d) annual leave reimbursements under our compensation program for expatriate employees living overseas, (e) relocation expenses, (f) club memberships, (g) personal use of company leased residence in Indonesia, (h) an overseas premium, which is an additional cash payment made to our expatriate employees for living overseas, (i) security services, (j) other perquisites associated with the executive’s expatriate status, (k) our contributions to defined contribution plans, (l) our premium payments for universal life and personal excess liability insurance policies, and (m) dividend equivalents and interest credited on unvested restricted stock units during 2007, as follows:

Financial
		and										Dividend
Taxes	Matching	Tax	Annual	Relocation	Club	Overseas	Overseas		Other	Plan	Insurance	Equivalents
Paid	Gifts	Advice	Leave	Expenses	Memberships	Residence	Premium	Security	Perqs	Contributions	Premiums	on RSUs

$100,979	$8,300	$500	$56,722	$62,667	$1,307	$25,154	$12,500	$7,637	$5,201	$103,246	$3,883	$30,092

For further information regarding how we calculate the cost of the perquisites, see “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
in Fiscal Year 2007

		No. of Units	Estimated		Estimated	All Other Option
		Granted	Future		Future	Awards:	Exercise	Grant Date
		Under	Payouts Under		Payouts Under	Number of	or Base	Fair Value
		Non-Equity	Non-Equity		Equity Incentive	Securities	Price of Option	of Stock
	Grant	Incentive Plan	Incentive Plan		Plan Awards	Underlying	Awards	and
Name	Date	Awards(1)	Awards Target		Target(2)	Options	($/sh)	Option Awards

James R. Moffett
AIP- Cash Award	—	—	$23,325,000	(3)	—	—	—	—
LTPIP	—	250,000	6,790,000	(4)	—	—	—	—
Stock Options	05/11/07	—	—		—	1,500,000	$72.92	$33,300,000

Richard C. Adkerson
AIP- Cash Award	—	—	—	(3)	—	—	—	—
LTPIP	—	200,000	5,432,000	(4)	—	—	—	—
RSUs — Performance	01/30/07	—	—		383,893	—	—	21,690,000
Stock Options	05/11/07	—	—		—	1,500,000	72.92	33,300,000

Kathleen L. Quirk
AIP- Cash Award	—	—	1,050,000	(3)	—	—	—	—
LTPIP	—	60,000	1,629,600	(4)	—	—	—	—
RSUs — Performance	01/30/07	—	—		27,876	—	—	1,575,000
Stock Options	05/11/07	—	—		—	500,000	72.92	11,100,000

Timothy R. Snider
Stock Options	05/01/07	—	—		—	100,000	67.36	2,045,000
	05/11/07	—	—		—	250,000	72.92	5,550,000

Michael J. Arnold
AIP- Cash Award	—	—	1,575,000	(3)	—	—	—	—
LTPIP	—	60,000	1,629,600	(4)	—	—	—	—
RSUs — Performance	01/30/07	—	—		13,938	—	—	787,500
Stock Options	05/11/07	—	—		—	350,000	72.92	7,770,000

(1)	Represents the number of performance units covered by performance awards we granted in 2007 under our Long-Term Performance Incentive Plan (LTPIP). As of December 31 of each year, each named officer’s performance award account will be credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the LTPIP) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs, which will occur on December 31, 2010 for the units granted in 2007.

(2)	Represents shares of performance-based restricted stock units (RSUs) received in 2007 at the election of the applicable named executive officers in lieu of all or a portion of their cash incentive bonus for fiscal year 2006 payable pursuant to our annual incentive plan. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary, provided the average of the return on investment for the five calendar years preceding the year of vesting is at least 6%. The RSUs are awarded at a 50% premium in order to compensate for risk. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock and include market rate interest. The dividend equivalents are only paid upon vesting of the shares of our common stock. Each of Messrs. Adkerson and Arnold and Ms. Quirk elected to participate in the program with respect to 100%, 25% and 50% of their respective 2006 cash bonus awards payable under the annual incentive plan, which were paid on January 30, 2007.

(3)	Represents possible cash incentive bonus payment pursuant to the annual incentive plan payments for fiscal year 2007. The estimated amounts indicated are based on our performance in the prior fiscal year, however the actual amounts paid in 2008 to our named executive officers pursuant to the annual incentive plan for 2007 are reflected in the “Summary Compensation Table.” See the discussion regarding our annual incentive plan in the “Compensation Discussion and Analysis” for more information. The estimated future payouts under non-equity incentive plan awards for Messrs. Adkerson and Arnold and Ms. Quirk have been reduced to reflect their prior elections to receive performance-based restricted stock units in lieu of a percentage of their annual cash incentive bonus for 2007.

(4)	These amounts were calculated using the average of the 2004 through 2007 annual earnings per share (as defined in the LTPIP) applied over a four-year period. Future payments attributable to these awards will be determined based on actual earnings over the four-year period, which can be expected to differ from the average of the 2004 through 2007 annual earnings per share.

Outstanding Equity Awards at December 31, 2007

	Option Awards(1)				Stock Awards(2)
					Equity	Equity Incentive
					Incentive Plan	Plan Awards:
					Awards:	Market or
					Number of	Payout
					Unearned	Value of
	Number of	Number of			Shares,	Unearned
	Securities	Securities			Units or	Shares,
	Underlying	Underlying			Other	Units or
	Unexercised	Unexercised	Option	Option	Rights That	Other
	Options	Options	Exercise	Expiration	Have Not	Rights That Have
Name	Exercisable	Unexercisable	Price(3)	Date	Vested	Not Vested(4)

James R. Moffett	—	750,000 (5)	$37.04	02/01/15	—	—
	—	1,500,000	72.92	05/11/17

Richard C. Adkerson	—	500,000 (6)	37.04	02/01/15	608,296 (7)	$62,313,842
	—	1,500,000	72.92	05/11/17

Kathleen L. Quirk	7,500	—	18.885	02/04/13	36,021	3,689,991
	18,750	18,750	36.765	02/03/14
	73,250	112,500	37.04	02/01/15
	—	500,000	72.92	05/11/17

Timothy R. Snider	—	24,052	58.295	02/07/17	—	—
	—	100,000	67.36	05/01/17
	—	250,000	72.92	05/11/17

Michael J. Arnold	—	18,750	36.765	02/03/14	22,083	2,262,183
	10,214	112,500	37.04	02/01/15
	—	350,000	72.92	05/11/17

(1)	The stock options will become exercisable in 25% increments over a four-year period (except for the options granted in February 2007 to Mr. Snider under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (the PD Plan), which vest incrementally over a three-year period) and have a term of 10 years, as reflected in the table below. The stock options will become immediately exercisable in their entirety if, under certain circumstances (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

Name	Options	Vesting Date

Mr. Moffett	375,000	02/01/08
	375,000	02/01/09
	375,000	05/11/08
	375,000	05/11/09
	375,000	05/11/10
	375,000	05/11/11

Mr. Adkerson	250,000	02/01/08
	250,000	02/01/09
	375,000	05/11/08
	375,000	05/11/09
	375,000	05/11/10
	375,000	05/11/11

Ms. Quirk	18,750	02/03/08
	56,250	02/01/08
	56,250	02/01/09
	125,000	05/11/08
	125,000	05/11/09
	125,000	05/11/10
	125,000	05/11/11

Mr. Snider	8,017	02/06/08
	8,017	02/06/09
	8,018	02/06/10
	25,000	05/01/08
	25,000	05/01/09
	25,000	05/01/10
	25,000	05/01/11
	62,500	05/11/08
	62,500	05/11/09
	62,500	05/11/10
	62,500	05/11/11

Mr. Arnold	18,750	02/03/08
	56,250	02/01/08
	56,250	02/01/09
	87,500	05/11/08
	87,500	05/11/09
	87,500	05/11/10
	87,500	05/11/11

(2)	Subject to the average return on investment for the five calendar years preceding the year of vesting being at least 6% for the equity incentive plan awards, the restricted stock units held by the named executive officers will vest and be paid out in shares of our common stock as follows:

Name	RSUs	Vesting Date

Mr. Adkerson	127,965	01/30/08
	94,346	01/31/08
	35,711	02/01/08
	94,346	01/31/09
	127,964	01/30/09
	127,964	01/30/10

Ms. Quirk	9,292	01/30/08
	3,424	01/31/08
	1,296	02/01/08
	9,292	01/30/09
	3,425	01/31/09
	9,292	01/30/10

Mr. Arnold	4,646	01/30/08
	3,424	01/31/08
	1,296	02/01/08
	4,646	01/30/09
	3,425	01/31/09
	4,646	01/30/10

(3)	Except as noted below, the exercise price of each outstanding stock option reflected in this table was determined by reference to the average of the high and low quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Effective January 30, 2007, the corporate personnel committee of our board of directors amended its policies to provide that the exercise price of an option shall not be less than the closing quoted per share sale price on the Composite Tape for New York Stock Exchange-Listed Stocks on the grant date or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. Thus, the exercise price of the stock options expiring in May 2017 was determined by reference to the closing price of our common stock. In addition, the exercise price of the stock options granted to Mr. Snider in February 2007 (expiring February 2017) under the PD Plan was based on the closing price of Phelps Dodge common stock on the date of grant. These former Phelps Dodge options were converted to options to acquire our common stock in connection with our acquisition of Phelps Dodge in March 2007 pursuant to a conversion formula set forth in the merger agreement.

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $102.44 closing market value per share of our common stock on December 31, 2007.

(5)	On February 8, 2008, Mr. Moffett exercised 375,000 of these options, which became exercisable on February 1, 2008.

(6)	In December 2007, Mr. Adkerson transferred to his former spouse the right to receive the underlying shares due upon exercise of 250,000 of these outstanding options, net of shares used to pay the exercise price and taxes. On March 6, 2008, Mr. Adkerson exercised 250,000 of these options, which became exercisable on February 1, 2008. Of the options that were exercised, one-half of the shares acquired following payment of the exercise price and resulting taxes was transferred to Mr. Adkerson’s former spouse.

(7)	In December 2007, Mr. Adkerson transferred to his former spouse the right to receive the underlying shares due upon vesting of 112,202 of these unvested restricted stock units, net of shares used to pay any taxes due.

Option Exercises and Stock Vested
During 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(1)

James R. Moffett	375,000	$8,040,000	—	—
Richard C. Adkerson	250,000 (2)	17,785,000	188,401	$10,676,077
Kathleen L. Quirk	—	—	6,080	345,615
Timothy R. Snider	40,716	1,641,714	—	—
Michael J. Arnold	83,536	3,540,519	6,908	391,354

(1)	For option awards, amount realized is based on the difference between the closing sale price on the date of exercise and the exercise price of each option. For stock awards, the amount realized is based on the closing sale price on the date of vesting of the restricted stock units or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(2)	Of the 250,000 options that were exercised on December 10, 2007, Mr. Adkerson transferred to his former spouse one-half of the economic value of the shares acquired following payment of the exercise price and resulting taxes.

Retirement Benefit Programs

Nonqualified Defined Contribution Plans.  Our unfunded nonqualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonuses) in excess of qualified plan limits for Messrs. Moffett, Adkerson and Arnold and Ms. Quirk. In addition, the company makes a contribution equal to 5% of the participant’s compensation above the qualified plan limit. Participants also may elect to contribute up to 20% of their base salary. Distribution is made in lump sum as soon as practicable following separation from service or, if timely elected by the participant, on January 1 of the year following retirement, provided payment is not made to a “specified employee,” as defined in the Internal Revenue Code and related regulations, until more than six months after the date of separation from service or, if earlier, the date of death. The table below sets forth the unfunded balances under our nonqualified defined contribution plan as of December 31, 2007, for each named executive officer (other than Mr. Snider, who does not participate in this plan). Mr. Snider participates in the Phelps Dodge Corporation SSP, which preserves company matching and profit sharing contributions that otherwise would be forfeited due to the applicable qualified plan limits. Under this plan, Mr. Snider can defer his base salary and/or the annual incentive payments under the annual incentive plan on a tax advantaged basis in a nonqualified plan. Mr. Snider’s funded balance as of December 31, 2007 in this plan is set forth in the table below.

2007 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at
Name	Last Fiscal Year(1)	Last Fiscal Year(2)	Fiscal Year(3)	Distributions	Last Fiscal Year End(4)

James R. Moffett	$217,000	$1,689,967	$1,972,736	—	$19,039,209
Richard C. Adkerson	396,167	1,142,983	1,046,714	—	11,416,887
Kathleen L. Quirk	—	85,112	20,266	—	272,141
Timothy R. Snider	—	2,378,346	321,229	—	4,076,167 (5)
Michael J. Arnold	79,500	82,996	246,097	—	2,306,337

(1)	The amounts reflected in this column are included in the “salary” column for each named executive officer for 2007 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “all other compensation” column for each named executive officer for 2007 in the “Summary Compensation Table,” although the “plan contributions” reflected in footnote 7 to that table also include contributions to the company’s 401(k) plan, except for Mr. Snider.

(3)	Contributions made to a non-matched company contribution account are treated as if invested to provide a rate of interest equal to the rate for ten-year Treasury Notes, plus a percentage to be determined annually. The rate of interest was set in July 2000 to yield 10% each year, however monthly compounding is taken into consideration. At the time the rate of interest was set, 120% of the applicable federal long-term rate with monthly compounding was 7.44%. The difference between the actual earnings and 7.44% is considered preferential earnings. The portion of the 2007 aggregate earnings that are considered preferential earnings for each named executive officer are included in the “change in pension value and nonqualified deferred compensation earnings” column in the “Summary Compensation Table” as follows: Mr. Moffett — $297,795, Mr. Adkerson — $125,229, Ms. Quirk — $4,543 and Mr. Arnold — $19,662. Mr. Snider participates in the Phelps Dodge Corporation SSP in which employee deferrals and company contributions may be invested in seven mutual funds or a brokerage account and prior to March 19, 2007, in Phelps Dodge common stock. The earnings applied to the account equal the amounts generated by the funds in the open market. The annual rate of return on Mr. Snider’s account in the SSP was 18.37%, which reflects that his plan balance was significantly invested in the company’s common stock. None of the amount shown in this column is included in the “Summary Compensation Table.”

(4)	The following amounts reflected in this column for each named executive officer were included in the 2006 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $1,878,879, Mr. Adkerson — $1,164,023, Ms. Quirk — $63,230 and Mr. Arnold — $136,730. The following amounts reflected in this column for each named executive officer were included in the 2005 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Moffett — $959,644, Mr. Adkerson — $633,668, Ms. Quirk — $30,395 and Mr. Arnold — $113,444.

(5)	Mr. Snider elected to receive his SSP benefits in a lump sum in the year following separation from service.

Supplemental Executive Retirement Plan — Messrs. Moffett and Adkerson.  In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The corporate personnel committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the executive’s retirement, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years, or a maximum of 50%.

The SERP benefit will be reduced by the value of all benefits received under the cash-balance program (as discussed below) and all other retirement plans (qualified and nonqualified), sponsored by the company, by the Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company, Freeport-McMoRan Inc.), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. In addition, the SERP benefit will be reduced by 3% per year if retirement precedes age 65. Messrs. Moffett and Adkerson are both 100% vested under the SERP. Using their current compensation and assuming both continue in their current positions and retire on December 31, 2008, the estimated annual benefits that would be paid in accordance with the SERP would be $1.3 million annually, or an equivalent lump sum of $15.8 million, for Mr. Moffett, and $0.8 million annually, or an equivalent lump sum of $11.4 million, for Mr. Adkerson.

Pension Plan — Mr. Snider.  Mr. Snider participates in the Phelps Dodge Retirement Plan and the Phelps Dodge Corporation Supplemental Retirement Plan. His combined benefit from both plans is based upon final average monthly compensation and length of benefit service. The benefit is equal to (A) the difference between (1) 1.60% of final average monthly compensation and (2) 1.25% of the age 65 monthly social security benefit all multiplied by (B) years of benefit service. The Supplemental Retirement Plan provides for those benefits which otherwise would be capped by limits on the qualified retirement plan. Final average monthly compensation is equal to (A) the highest average monthly base salary for any consecutive 36-month period during the participant’s last

120 months of employment plus (B) the annual incentive compensation paid to the participant during five consecutive calendar years, occurring in the most recent 10 consecutive calendar years, which produce the greatest sum, divided by 60. Benefit service includes all periods of eligible employment with the company or its participating subsidiaries. Mr. Snider will receive his Supplemental Retirement Plan benefit as a lump sum payment following separation from service.

Discontinued Cash-Balance Program.  Until June 30, 2000, both our company and the Services Company had a traditional defined-benefit program paying benefits determined primarily by the individual’s final average earnings and years of service. In 1996, this plan was converted to a cash-balance program. The cash-balance program consisted of two plans: a funded qualified plan and an unfunded nonqualified plan. The present value of the benefit earned by each participant under the nonqualified plan was transferred, effective June 30, 2000 to our unfunded nonqualified defined contribution plan. We formally terminated the qualified cash-balance plan, the Employee Retirement Plan, effective November 30, 2000. Distribution of plan assets has awaited Internal Revenue Service (IRS) approval of the termination. Approval was delayed while the IRS developed a national policy regarding the conversion of traditional plans to the account balance type of design. Final approval was received by IRS letter dated April 14, 2008. We will contribute to the plan any amount needed to complete the funding of benefits. When distribution occurs, a participant will be able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our Employee Capital Accumulation Program or ECAP) or an IRA, or received in cash subject to applicable tax withholdings.

2007 Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(1)	Benefit(2)	Last Fiscal Year

James R. Moffett	Supplemental Executive Retirement Plan	25	$15,764,060	—
	Employee Retirement Plan	5	136,704	—

Richard C. Adkerson	Supplemental Executive Retirement Plan	19	9,210,347	—
	Employee Retirement Plan	5	112,029 (3)	—

Kathleen L. Quirk	Employee Retirement Plan	11	74,611	—

Timothy R. Snider	Phelps Dodge Retirement Plan	38	68,935	—
	Supplemental Retirement Plan	38	2,192,800	—

Michael J. Arnold	Employee Retirement Plan	9	163,886	—

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years. The years of credited service under the Employee Retirement Plan is based on each participant’s service with the company through 2000, the year the plan benefits were frozen, and also includes service under the plan prior to its conversion to a cash balance plan.

(2)	For the SERP, the present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate. For Mr. Adkerson, the present value at normal retirement date is discounted to the plan’s measurement date using a 4% interest rate with no mortality. With regard to the Employee Retirement Plan, there were no assumptions used to calculate the present value of the accumulated benefit, as the numbers reflect each participant’s account balance.

(3)	In December 2007, Mr. Adkerson transferred $56,014 of the present value of the accumulated benefit under his Employee Retirement Plan to his former spouse.

Potential Payments upon Termination or Change in Control

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, as of December 31, 2007, we provided the following additional benefits to our named executive officers, except for Mr. Snider, in connection with termination of employment or a change in control.

Severance Benefits — Messrs. Moffett and Adkerson.  As of December 31, 2007, the employment agreements for both Messrs. Moffett and Adkerson provide that if we terminate the executive’s employment without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or his estate include the payment of a pro rata bonus for the year of termination, a cash payment ($1.8 million for Mr. Moffett and $900,000 for Mr. Adkerson) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options, vesting of all outstanding restricted stock units, and payment of outstanding long-term performance incentive plan units, all as described in footnotes (1) — (3) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment.

Change in Control Benefits — Messrs. Moffett and Adkerson.  As of December 31, 2007, change in control agreements for Messrs. Moffett and Adkerson, as amended, will replace the employment agreements if a change in control of our company (as defined in the change in control agreements) occurs. If the change in control occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change in control or December 31, 2008.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change in control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction.

If employment terminates as a result of death, disability or retirement following a change in control, the executive will receive the same benefits described above under “Severance Benefits — Messrs. Moffett and Adkerson” in the event of death, disability or retirement, except for the cash payment.

In addition, the change in control agreements provide that if the executives are subject to excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code, the executives are entitled to receive a gross-up payment in an amount sufficient to make the executives whole, after taking into account any income and excise taxes imposed on the gross-up payment.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change in control.

Change in Control Benefits — Ms. Quirk and Mr. Arnold.  In February 2004, we entered into change in control agreements with Ms. Quirk and Mr. Arnold, which were approved by our corporate personnel committee, and our board. If a change in control (as defined in the change in control agreements) occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change in control or December 31, 2008.

If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change in control, the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the change in control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our named executive officers, assuming a December 31, 2007 termination date, and where applicable, using the closing price of our common stock of $102.44 (as reported on the New York Stock Exchange as of December 31, 2007). In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Retirement Benefit Programs.”

			Restricted
			Stock Units
		Options	(Unvested
		(Unvested and	and		LTPIP Units
	Lump Sum	Accelerated)	Accelerated)		(Accelerated)	Health	Tax
Name	Payment	(1)	(2)		(3)	Benefits	Gross-Up	Total

James R. Moffett
• Retirement	$1,800,000	$35,595,000	n/a		$14,125,000	$312,027	n/a	$51,832,027
• Death/Disability	1,800,000	35,595,000	n/a		14,125,000	n/a	n/a	51,520,000
• Termination-Good Reason/No Cause	77,475,000	93,330,000	n/a		14,125,000	312,027	n/a	185,242,027
• Termination after Change in Control(4)	77,475,000	93,330,000	n/a		14,125,000	312,027	$0	185,242,027
Richard C. Adkerson
• Retirement	900,000	27,420,000	$62,313,842		11,300,000	66,426	n/a	102,000,268
• Death/Disability	900,000	27,420,000	62,313,842		11,300,000	n/a	n/a	101,933,842
• Termination- Good Reason/No Cause	50,880,000	76,980,000	62,313,842		11,300,000	66,426	n/a	201,540,268
• Termination after Change in Control(4)	50,880,000	76,980,000	62,313,842		11,300,000	66,426	28,176,163	229,716,431
Kathleen L. Quirk
• Retirement	n/a	8,600,156	3,689,991		3,390,000	n/a	n/a	15,680,147
• Death/Disability	n/a	8,600,156	3,689,991		3,390,000	n/a	n/a	15,680,147
• Termination-Good Reason/ No Cause	n/a	n/a		(2)	n/a	n/a	n/a	n/a
• Termination after Change in Control(4)	8,250,000	23,348,906	3,689,991		3,390,000	24,408	9,990,290	48,693,595
Timothy R. Snider
• Retirement	n/a	877,000	n/a		n/a	n/a	n/a	877,000
• Death/Disability	n/a	2,722,000	n/a		n/a	n/a	n/a	2,722,000
• Termination-Good Reason/No Cause	n/a	n/a	n/a		n/a	n/a	n/a	n/a
• Termination after Change in Control(4)	n/a	10,888,000	n/a		n/a	n/a	n/a	10,888,000
Michael J. Arnold
• Retirement	n/a	7,493,156	2,262,183		3,390,000	n/a	n/a	13,145,339
• Death/Disability	n/a	7,493,156	2,262,183		3,390,000	n/a	n/a	13,145,339
• Termination-Good Reason/No Cause	n/a	n/a		(2)	n/a	n/a	n/a	n/a
• Termination after Change in Control(4)	7,950,000	18,920,906	2,262,183		3,390,000	24,408	5,460,867	38,008,364

(1)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination shall vest. The stock option agreement for Mr. Snider’s May 11, 2007 grant does not vest upon retirement. The values of the accelerated options were determined by multiplying (a) the difference between the December 31, 2007 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options.

(2)	Pursuant to the terms of the restricted stock unit agreements outstanding as of December 31, 2007, upon termination of the executive’s employment as a result of death, disability or retirement, all outstanding restricted stock units, all amounts credited to the participant’s dividend equivalent account and all property distributions deposited in such account will vest. In addition, upon a termination by the company without cause, the corporate personnel committee, in its discretion, may elect to accelerate the vesting of the outstanding restricted stock units. The values of the accelerated restricted stock units were determined by multiplying the year-end closing price of our common stock by the number of unvested and accelerated restricted stock units.

(3)	Pursuant to the terms of the Long-Term Performance Incentive Plan (LTPIP), if the executive’s employment terminates prior to the end of the applicable performance period as a result of retirement, death or disability, the performance period applicable to any outstanding units will end as of December 31st of the year of such termination of employment. See the discussion of the LTPIP in “Compensation Discussion and Analysis” above.

(4)	Certain of the benefits described in the table would be achieved in the event of a change in control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements, upon a change in control as defined in the plans, (a) all outstanding stock options would immediately vest and (b) all restrictions on outstanding restricted stock units would lapse.

2008 Employment Agreements — Mr. Adkerson and Ms. Quirk

Effective January 29, 2008, we entered into a new employment agreement with Mr. Adkerson and an employment agreement with Ms. Quirk, which agreements are described in “Compensation Discussion and Analysis” on page 20. The terms of both agreements are substantively similar to the terms of Mr. Adkerson’s prior executive employment agreement and change of control agreement and Ms. Quirk’s prior change of control agreement, with certain exceptions noted below.

Mr. Adkerson’s new employment agreement eliminates the additional $900,000 lump sum cash payment previously required to be paid to him in connection with termination due to death, disability or retirement, reflected in the “Lump Sum Payment” column in the chart above. In addition, if we terminate Mr. Adkerson’s employment without cause (as defined in the agreement) or if Mr. Adkerson terminates employment for good reason, he will receive a reduced severance benefit consisting of a cash payment equal to three times the sum of his base salary plus the average bonus paid to him (rather than the highest bonus paid to him) for the immediately preceding three fiscal years.

Ms. Quirk will now receive certain benefits in connection with a termination of employment under various scenarios, including a pro rata bonus payment based upon annualized performance measures in connection with a termination of employment for any reason other than termination by us for cause (as defined in the agreement) and continuation of insurance and welfare benefits for three years following a termination of employment for reasons other than cause, death or disability. In the event Ms. Quirk terminates her employment for good reason (as defined in the agreements) or we terminate her employment for reasons other than death, disability or cause, she will also receive a cash payment equal to three times the sum of her base salary in effect at the time of termination of employment and the average of the bonuses paid to her for the immediately preceding three fiscal years, all outstanding stock options will vest, certain restricted stock units will vest, and all outstanding units under the our long term performance incentive plan will vest and be paid out.

Pursuant to each new employment agreement, to the extent any payments related to a change of control are made, Mr. Adkerson and Ms. Quirk will only be entitled to a gross-up payment to cover any excise taxes due if the payments related to a change of control exceed 110% of the Internal Revenue Code Section 280G limit. If the benefits received are less than 110% of the 280G limit, such benefits will be reduced to avoid imposition of the excise tax.

Audit Committee Report

The audit committee is currently comprised of five directors, all of whom are independent, as defined in the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external and internal auditors and (4) the independence of the company’s external auditors.

We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.

During 2007, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2007.

Appointment of Independent Auditors; Financial Statement Review

In January 2007, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2007. We have reviewed and discussed the company’s audited financial statements for the year 2007 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2007, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2007.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In January 2007, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2007. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Dated: April 10, 2008

Robert A. Day, Chairman
Gerald J. Ford
H. Devon Graham, Jr.
Jon C. Madonna
Stephen H. Siegele

Independent Auditors

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2007	2006

Audit Fees	$11,610,600	$1,909,000
Audit-Related Fees(1)	256,000	383,000
Tax Fees(2)	160,000	74,283
All Other Fees	—	—

(1)	Relates to services rendered in connection with (a) review of management’s reports to the board and quarterly earnings press releases and (b) compliance with financial, accounting and regulatory reporting matters.

(2)	Relates to services rendered in connection with advice on international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

In January 2008, our audit committee appointed Ernst & Young LLP as our independent auditors for 2008. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2008. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Certain Transactions

Our Corporate Governance Guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the United States Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the board of directors. Any such related party transactions will only be approved or ratified if the board determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. All of the transactions relating to our directors described below have been reviewed and approved or ratified by our board.

We are parties to a services agreement with the FM Services Company (the Services Company), under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. The Services Company also provides these services to McMoRan. Several of our directors and executive officers also serve as directors or executive officers of McMoRan. In 2007, McMoRan incurred approximately $5.5 million of costs under its services agreement, and we expect McMoRan’s costs under its services agreement to approximate $5.7 million in 2008. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

B.M. Rankin, Jr. and the Services Company are parties to an agreement, renewable annually, under which Mr. Rankin renders services to us and McMoRan relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2007, the Services Company paid Mr. Rankin $490,000 ($353,450 of which was allocated to us) pursuant to this agreement. During 2007, the cost to the company for Mr. Rankin’s personal use of company facilities was $29,700, medical expenses and tax gross-ups was $11,153 and reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company was $44,213. In addition, during 2007 the aggregate incremental cost to the company of Mr. Rankin’s personal use of fractionally owned company aircraft, which includes fuel costs, excise taxes, the lost tax deductions for expenses that exceed the amounts reported as income for Mr. Rankin and additional charges, was $208,418. Accordingly, the total received by Mr. Rankin during 2007 pursuant to this agreement was $783,484, of which $646,934 was allocated to us.

J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $265,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2007, the Services Company paid Mr. Johnston $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston’s $40,000 annual fee for serving on our board.

Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable annually, under which Ms. McDonald renders consulting services to us and our affiliates in connection with her role as Special Counsel on Human Rights to our company. Under this agreement, Ms. McDonald receives an annual fee of $265,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2007, the Services Company paid Ms. McDonald $265,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Ms. McDonald’s $40,000 annual fee for serving on our board.

J. Stapleton Roy is Vice Chairman of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements, renewable annually, under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 2007, the Services Company paid Kissinger Associates its annual fee of $200,000, plus out-of-pocket expenses, for all services rendered under these agreements, all of which was allocated to us.

Effective January 11, 2008, J. Taylor Wharton and the Services Company are parties to an agreement, renewable annually, under which Mr. Wharton renders consulting services in connection with all medical and health affairs affecting us, our affiliates and our respective directors, officers and employees. The Services Company provides Mr. Wharton compensation for these consulting services. Under this agreement, Mr. Wharton will receive an annual fee of $400,000 for the initial term of the consulting agreement from January 11, 2008 through December 31, 2008.

Proposal to Amend Article FOURTH(a) of our Amended and Restated Certificate of
Incorporation to Increase the Number of Authorized Shares of Common Stock

We are currently authorized to issue an aggregate of 750 million shares of capital stock, consisting of 700 million shares of common stock, $0.10 par value per share, and 50 million shares of preferred stock, $0.10 par value per share. Our board of directors unanimously approved, and recommends that our stockholders approve, an amendment to Article FOURTH(a) of our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 700 million to 1.8 billion. This will increase the aggregate number of shares of all classes of stock that the company may issue to 1.85 billion.

Shares that have already been issued are referred to as “issued” or “issued and outstanding.” The difference between the total number of authorized shares and the number of issued shares is the number of shares that we may issue in the future without amending the certificate of incorporation. Delaware law and the rules and regulations of the New York Stock Exchange may require stockholder approval of issuances under certain circumstances.

As of February 29, 2008, our total number of shares of common stock outstanding on a fully diluted basis (assuming that all outstanding options were exercised, all restricted stock units were vested and all convertible preferred shares available for conversion into common stock were converted) is 493.7 million, as reflected in the table below.

Number of Shares
(In millions)

Total shares outstanding as of February 29, 2008	382.9
Total shares subject to outstanding awards	11.1
Total shares available for future grant under our stock incentive plans	29.3
Total shares issuable upon conversion of our convertible preferred stock(†)	70.4
Fully Diluted Total	493.7

(†)	Reflects the maximum number of shares of our common stock that could be issued upon conversion.

Accordingly, as of February 29, 2008, the total number of shares of common stock that were authorized, but not outstanding or reserved for issuance was 206.3 million.

Purpose and Effect of the Proposed Amendment

The purpose of the proposal to increase the number of authorized shares of common stock is to provide the company with flexibility to meet future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that the proposed increase in the number of authorized shares of common stock is desirable in order to have the additional shares available, as needed, for possible future stock splits, financing transactions, strategic transactions or other general corporate purposes that are determined by the board to be in our best interests. Having such additional authorized shares available for issuance in the future would give us greater flexibility and would enable us to issue shares of common stock or other securities exercisable, exchangeable or convertible into common stock, without the expense and delay of a stockholders’ meeting, except as may be required by applicable law or regulations. The board of directors will determine the terms of any issuance of the additional shares of common stock.

At present, we have no definitive plans, understandings, agreements or arrangements to issue additional shares of common stock for any purpose, other than pursuant to our outstanding stock incentive plans; however, we believe that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities, to raise additional equity capital or to declare stock splits and stock dividends. Given the current number of shares currently available for issuance, the company may not be able to effect these business opportunities without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become necessary could eliminate the opportunity to effect the action or reduce the expected benefits.

The additional shares of common stock proposed to be authorized, together with existing authorized and unissued shares of common stock, generally will be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law or by the rules of New York Stock Exchange or of any stock exchange on which our securities may be listed. Although the board of directors has no current plans to do so, shares of common stock could be issued in various transactions that would make a change in control of the company more difficult or costly and, therefore, less likely. The proposed amendment is not the result of any specific effort to obtain control of the company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

Vote Required for Approval of the Proposed Amendment

Under our amended and restated certificate of incorporation and our by-laws, approval of the proposed amendment requires the affirmative vote of the holders of a majority of our common stock present in person or by proxy and entitled to vote on the proposal. As a result, any shares not voted (whether by abstention or otherwise) will have the same effect as a vote against the proposal. Our board of directors unanimously recommends that stockholders vote FOR the proposal to amend the company’s amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 700 million to 1.8 billion.

Financial Information

A copy of our 2007 annual report accompanies this proxy statement. The financial statements that are included in our 2007 annual report are incorporated herein by reference. Additional copies of our 2007 annual report to stockholders and copies of our annual report on Form 10-K for the year ended December 31, 2007 (except for exhibits, unless the exhibits are specifically incorporated by reference) are available on our web site at www.fcx.com, and printed copies are also available without charge upon request. You may request printed copies by writing or calling us at:

Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004
Attention: Investor Relations
(602) 366-8400

Freeport-McMoRan Copper & Gold Inc.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders, June 5, 2008

     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson and Kathleen L. Quirk or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, June 5, 2008, at 10:00 a.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example	☒
You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3.

Your Board of Directors recommends a vote FOR Items 1, 2 and 3 below.

1.	Election of sixteen directors. Nominees are:	FOR ☐	WITHHOLD ☐

Richard C. Adkerson, Robert J. Allison, Jr., Robert A. Day, Gerald J. Ford, H. Devon Graham, Jr., J. Bennett Johnston, Charles C. Krulak, Bobby Lee Lackey, Jon C. Madonna, Dustan E. McCoy, Gabrielle K. McDonald, James R. Moffett, B. M. Rankin, Jr., J. Stapleton Roy, Stephen H. Siegele, J. Taylor Wharton.

FOR, except withhold vote from following nominee(s):

2.	Ratification of appointment of Ernst & Young LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
Approval of the proposed amendment to the Freeport-McMoRan Copper & Gold Inc. Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 1,800,000,000.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature(s)		Date:	,	2008
,

▲FOLD AND DETACH HERE▲

FREEPORT-McMoRan COPPER & GOLD INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at http://www.ivselection.com/freeport08. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Standard Time on June 4, 2008.

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Copper & Gold Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you are voting by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 5, 2008.

This proxy statement and the 2007 annual report are available at http://www.proxymaterial.com/fcx.